Execution Copy

UNIT PURCHASE AGREEMENT
among:
Northrim Capital Investments Co.,
an Alaska corporation;

Residential Mortgage Holding Company, LLC,
an Alaska limited liability company;

The Sellers Identified Herein;
and
George Porter,
as Sellers’ Agent

Dated as of August 6, 2014

TABLE OF CONTENTS
Clause                                                    Page

1.	DESCRIPTION OF TRANSACTION	1

1.1	Purchase and Sale of Units	1
1.2	Purchase Price	1
1.3	Acquired Units	1
1.4	Closing	2
1.5	Earn-Out	2
1.6	Post-Closing Adjustment to the PUrchase PRice	2
1.7	Withholding	3

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4

2.1	Organizational Matters	4
2.2	Charter Documents; Records	5
2.3	Capital Structure	5
2.4	Financial Statements	6
2.5	No Liabilities; Indebtedness	6
2.6	Absence of Changes	6
2.7	Sufficiency of Assets	7
2.8	Equipment; Real Property	7
2.9	Contracts	7
2.10	Origination Matters	9
2.11	Servicing	10
2.12	Pipeline Loans; Mortgage Loans Held for Sale; Hedging Arrangements	11
2.13	Intellectual Property	11
2.14	Compliance with Legal Regulations	12
2.15	Tax Matters	12
2.16	Employment Matters; Benefit Plans	13
2.17	Environmental Matters	16
2.18	Insurance	16
2.19	Transactions with Related Parties	16
2.20	Legal Proceedings; Orders; Regulatory Matters	16
2.21	Authority; Binding Nature of Agreement	17
2.22	Non-Contravention; Consents	17
2.23	No Wholesale Originations	18
2.24	Brokers	18
2.25	Full Disclosure	18

3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS	18

3.1	Execution, Delivery; Valid and Binding Agreements	18
3.2	Authority	18
3.3	Non-Contravention; No Consents or Approvals	18
3.4	No Legal Proceedings	19
3.5	Title and Ownership	19
3.6	Brokers	19

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	19

4.1	Organization and Standing	19
4.2	Authority; Binding Nature of Agreement	19
4.3	Non-Contravention; Consents	19
4.4	Brokers	20
4.5	Financing	20

5.	CERTAIN COVENANTS RELATING TO THE COMPANY PARTIES	20

5.1	Access and Investigation	20
5.2	Operation of the Business of the Company and Residential Mortgage	20
5.3	Notification	21
5.4	No Negotiation	22
5.5	Release of Encumbrances	22
5.6	Repayment of Insider Receivables	22
5.7	Resignation of Officers and Managers	22

6.	CERTAIN COVENANTS OF THE PARTIES	22

6.1	Filings and Consents	22
6.2	Public Announcements	22
6.3	Reasonable Efforts	23
6.4	Release	23

7.	TAX MATTERS	23

7.1	Liability for Taxes	23
7.2	Tax Returns	24
7.3	Assistance and Cooperation	24
7.4	Tax Treatment/Allocation of Purchase Price	25
7.5	Contest Provisions	25
7.6	Survival	26

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	26

8.1	Accuracy of Representations	26
8.2	Performance of Covenants	26
8.3	Governmental and Other Consents	26
8.4	No Material Adverse Effect	27
8.5	Agreements and Documents	27
8.6	No Restraints	27
8.7	No Legal Proceedings	27
8.8	Employment Matters	28
8.9	Favorable Tax Legal Opinion for Payments of Accrued Liabilities Under the Company Employee Plans	28
8.10	Favorable Tax LEgal Opinion for Transfers of Officer Insurance Policies	28
8.11	Collection of Insider Receivables	28
8.12	Amendment of Homestate Mortgage Operating Agreement	28
8.13	Waiver of Homestate Mortgage Rights of Refusal	28
8.14	Waiver of Company Rights of Refusal	28

9.	CONDITIONS PRECEDENT TO OBLIGAITONS OF THE SELLERS	28

9.1	Accuracy of Representations	29
9.2	Performance of Covenants	29
9.3	Deliveries	29
9.4	No Restraints	29
9.5	No Legal Proceedings	29

10.	TERMINATION	29

10.1	Termination Events	29
10.2	Termination Procedures	30
10.3	Effect of Termination	30

11.	INDEMNIFICATION, ETC.	31

11.1	Survival of Representation	31
11.2	Indemnification	32
11.3	Limitations	33
11.4	No Contribution	34
11.5	Defense of Third Party Claims	34
11.6	Setoff	35
11.7	Exercise of Remedies	35
11.8	Exclusion Remedy	35
11.9	Tax Treatment of Indemnification Payments	35

12.	MISCELLANEOUS PROVISIONS	36

12.1	Sellers' Agent	36
12.2	Further Assurances
12.3	No Waiver Relating to Claims for Fraud, Willfull Misconduct or Intentional Misrepresentation	37
12.4	Fees and Expenses	37
12.5	Notices	37
12.6	Headings	38
12.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	39
12.8	Governing Law; Dispute Resolution	39
12.9	Successors and Assigns	40
12.10	Remedies Cumulative; Specific Performance	40
12.11	Waiver	41
12.12	Waiver of Jury Trial	41
12.13	Amendments	41
12.14	Severability	41
12.15	Parties in Interest	41
12.16	Entire Document	41
12.17	Disclosure Schedule	41
12.18	Construction	42

Exhibits and Schedules
Exhibit A    Certain Definitions
Exhibit B    Form of Promissory Note
Exhibit C    Earn-Out Procedures
Exhibit D    Form of Unit Assignment
Schedule 1.1    Units Owned by Each Seller Member
Schedule 1.3(a)    Consideration to Seller Members for Acquired Units
Schedule 8.3(b)    Required Third Party Consents

UNIT PURCHASE AGREEMENT
This Unit Purchase Agreement (this “Agreement”) is made and entered into as of August 6, 2014, by and among: Northrim Capital Investments Co., an Alaska corporation (“Purchaser”), Residential Mortgage Holding Company, LLC, an Alaska limited liability company (the “Company”), each of the Members of the Company identified on the signature pages hereto (each, a “Seller Member” and collectively the “Seller Members,” together with the Affiliates of any Seller Member set forth on Schedule 1.1 hereto and any other Affiliate with an interest in the Units, a “Seller” and collectively the “Sellers”), and George Porter, as the Sellers’ Agent (as defined in Section 12.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A.The Company is a holding company and carries on its business through its wholly-owned subsidiary, Residential Mortgage, LLC, an Alaska limited liability company (“Residential Mortgage”).
B.The Company has issued membership units of limited liability company interest (the “Units”). Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from the Seller Members all of the Units held by them (the “Acquired Units”), and the Seller Members desire to sell to Purchaser all of the Units held by them.
C.Certain individuals identified on the signature pages hereto will derive substantial benefits from the transactions contemplated hereby and the sale of Acquired Units by their Affiliated Seller Member.

Agreement
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Description of Transaction
I.Purchase and Sale of Units
At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller Member, severally and not jointly, shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from each Seller Member, all of such Seller Member’s right, title and interest in and to all of the Units owned by such Seller Member, as set forth on Schedule 1.1 hereto, free and clear from all Encumbrances, in consideration for payment of the Purchase Price (as defined in Section 1.2(a)).
II.Purchase Price
(a)Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable by Purchaser (or an Affiliate of Purchaser) in respect of the Acquired Units (the “Purchase Price”) shall be equal to: (a) (i) $17,782,742 in cash, plus (ii) the assignment of the Company Officer Insurance Policies having an aggregate cash surrender value of $3,687,544 to certain Seller Members, plus (iii) the Earn-Out Payments, if any, minus (b) the Closing Indebtedness Amount, plus (c) the Net Closing Equity Amount, minus (d) the Targeted Net Closing Equity Amount.

III.Acquired Units
(a)Acquired Units. Subject to Sections 1.6, 1.7 and 11.6, Purchaser shall pay to each Seller Member, in respect of each Acquired Unit issued and outstanding immediately prior to the Closing, (A) by issuance of an unsecured promissory note in substantially the form attached hereto as Exhibit B (each, a “Promissory Note”) in favor of each Seller Member prior to the Closing, in the principal amount equal to the Per Unit Cash Amount to be paid in the form of cash and to certain Seller Members in the form of a combination of cash and assignment of the Company Officer Insurance Policies, each as set forth on Schedule 1.3(a), plus (B) such Seller Member’s Pro Rata Share of any Earn-Out Payments in accordance with Section 1.5, if, as and when such payment is required to be made, plus (C) any payment made to such Seller Member pursuant to Section 1.6 (d)(ii).
(b)Definitions. For purposes of this Agreement:

(i)the “Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness (if any), other than Indebtedness included in the definition of Net Closing Equity Amount, of the Company as of the Closing;
(ii)the “Per Unit Cash Amount” means, with respect to each Acquired Unit outstanding immediately prior to the Closing, an amount equal to (A) (1) $21,470,286, minus (2) the Closing Indebtedness Amount, plus (3) the Preliminary Net Closing Equity Amount (as finally determined pursuant to Section 1.6(c)), minus (4) the Targeted Net Closing Equity Amount divided by (B) the total number of Units acquired under this Agreement;
(iii)the “Targeted Net Closing Equity Amount” shall be equal to $24,965,734.

IV.Closing
The closing of the sale and transfer of the Acquired Units from Seller Members to Purchaser and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Northrim Bank, 3111 C Street, Anchorage, Alaska, at 12:00 p.m. (Alaska time) on a date agreed upon by Purchaser and the Sellers’ Agent, after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8 and 9 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Purchaser and the Sellers’ Agent may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”; provided, further, that the Closing Date shall be 12:01am on the first day of the month immediately following the end of a calendar month.
V.Earn-Out
The Seller Members shall have the right to receive as additional Purchase Price cash proceeds based upon Adjusted Earnings in all or a portion of the calendar years 2014, 2015, 2016, 2017, 2018 and 2019 in accordance with Exhibit C, and Purchaser shall pay to such Persons, additional cash proceeds, as calculated and determined in the manner set forth in Exhibit C. Such right to receive additional Purchase Price pursuant to this Section 1.5 shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or the Company and shall not entitle the Sellers to any rights common to any holder of any equity security of Purchaser.
VI.Post-Closing Adjustment to the Purchase Price
(a)Estimate of Net Closing Equity Amount. The Company shall prepare and deliver to Purchaser at least three (3) Business Days prior to the Closing Date an estimated balance sheet of the Company as of 12:01 am of the first day of the month immediately preceding the month that includes the Closing Date (the “Preliminary Closing Balance Sheet”), in form and substance reasonably satisfactory to Purchaser, which shall be prepared in accordance with the Company Accounting Protocols and on a “closing of the books” basis, along with a calculation estimating the Net Closing Equity Amount as of the 12:01 am as of the first day of the month immediately preceding the month that includes the Closing Date (such amount, the “Preliminary Net Closing Equity Amount”), together with documentation, reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the Preliminary Closing Balance Sheet.
(b)Calculation. As promptly as practicable, but in no event later than thirty (30) days following the Closing Date, the Sellers’ Agent shall (i) prepare or cause to be prepared in accordance with the Company Accounting Protocols and on a “closing of the books” basis, an unaudited balance sheet of the Company as of immediately prior to the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Sellers’ Agent’s calculation of the Net Closing Equity Amount as of immediately prior to the Closing and (ii) deliver to Purchaser the Closing Balance Sheet and the Closing Date Schedule.
(c)Review/Disputes.
(i)From and after the Closing, Purchaser shall provide the Sellers’ Agent and any accountants or advisors retained by the Sellers’ Agent with reasonable access, during normal business hours, to the relevant books and records of the Company reasonably relevant to the preparation of the Closing Balance Sheet and the Closing Date Schedule. If Purchaser disputes the calculation of the Net Closing EquityAmount set forth in the Closing Balance Sheet or the Closing Date Schedule, then Purchaser shall deliver a written notice (a “Closing EquityDispute Notice”) to Sellers’ Agent at any time during the thirty (30) day period commencing upon receipt by Purchaser of the Closing Balance Sheet and the Closing Date Schedule, all as prepared by the Sellers’ Agent in accordance with the requirements of Section 1.6(b) (the “Closing EquityReview Period”). The Closing EquityDispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii)If Purchaser does not deliver a Closing EquityDispute Notice to the Sellers’ Agent prior to the expiration of the Closing EquityReview Period, the Sellers’ Agent’s calculation of the Net Closing EquityAmount set forth in the Closing Balance Sheet and the Closing Date Schedule shall be deemed final and binding on Purchaser, the Sellers and the Sellers’ Agent for all purposes of this Agreement.
(iii)If Purchaser delivers a Closing EquityDispute Notice to the Sellers’ Agent prior to the expiration of the Closing EquityReview Period, then the Sellers’ Agent and Purchaser shall use commercially reasonable efforts in good faith to reach agreement on the Net Closing EquityAmount within the fifteen (15) day period commencing upon receipt by the Sellers’ Agent of the Closing EquityDispute Notice. If the Sellers’ Agent and Purchaser are unable to reach agreement on the Net Closing Equity Amount within such fifteen (15) day period, then either Purchaser or the Sellers’ Agent shall submit the unresolved objections to the Accounting Firm, and such firm shall be directed by Purchaser and the Sellers’ Agent to resolve solely the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm: (i) each of Purchaser and the Sellers’ Agent shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of any of the Net Closing Equity Amount, (ii) the Accounting Firm shall determine the Net Closing Equity Amount in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, within thirty (30) days of such referral) and upon reaching such determination shall deliver a copy of its calculations (the “Accounting Firm Closing Equity Calculations”) to the Sellers’ Agent and Purchaser and (iii) the determination made by the Accounting Firm of the Net Closing Equity Amount shall be final and binding on all of the parties hereto for all purposes of this Agreement, absent manifest error. The Accounting Firm Closing Equity Calculations shall reflect in detail the differences, if any, between the Net Closing Equity Amount reflected therein and the Net Closing Equity Amount set forth in the Closing Balance Sheet and Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne by the party whose positions generally did not substantially prevail in such determination as determined by the Accounting Firm, or if the Accounting Firm determines that neither party could be fairly found to be the substantially prevailing party, then such fees and expenses shall be borne equally by Purchaser and the Sellers’ Agent on behalf of the Sellers.
(d)Payment Upon Final Determination of Adjustments.
(i)If (A) the Preliminary Net Closing Equity Amount exceeds (B) the Net Closing Equity Amount (as finally determined in accordance with Section 1.6(c)) (such excess, the “Closing Equity Shortfall”), then each Seller shall pay to Purchaser, no later than three (3) Business Days after such determination of such excess amount, an amount in cash equal to each Seller Member’s Pro Rata Share of such excess amount by wire transfer of immediately available funds accordance with the wire transfer instructions provided by Purchaser.
(ii)If (A) the Net Closing Equity Amount (as finally determined in accordance with Section 1.6(c)) exceeds (B) the Preliminary Net Closing Equity Amount (such excess, the “Purchaser Underpayment”), then Purchaser shall, no later than three (3) Business Days after such determination, (i) pay to each Seller Member an amount in cash equal to (x) the Purchaser Underpayment, multiplied by (y) such Seller Member’s Pro Rata Share by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Sellers’ Agent.
(e)Subject to 11.3(g), nothing in this Section 1.6 shall limit any rights of any Purchaser Indemnitee as set forth in Sections 7 or 11.

1.7    Withholding
Purchaser shall be entitled to deduct and withhold from any consideration payable by Purchaser pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Legal Requirements relating to Taxes or under any other applicable Legal Requirement. Purchaser shall remit such amounts to the applicable Governmental Entity and provide copies of all related Tax Returns and other documents associated with such remittance to the Seller Members from whom such amounts were withheld. To the extent such amounts are so deducted or withheld and subsequently paid to the applicable Governmental Entity by Purchaser, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.	Representations and Warranties of the Company
Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Purchaser prior to the execution of this Agreement setting forth exceptions to the representations and warranties of the Company Parties set forth in this Section 2 in accordance with Section 12.17, the Company represents and warrants to Purchaser on behalf of the Company and, where applicable, on behalf of Residential Mortgage, Homestate Mortgage and Sentinel, to and for the benefit of the Purchaser Indemnitees (with the understanding and acknowledgement that Purchaser would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Purchaser is relying on these representations and warranties and that these representations and warranties constitute an essential and determining element of this Agreement), as follows:
I.Organizational Matters
(a)Organization of the Company. The Company has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the State of Alaska. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(b)Organization of Residential Mortgage. Residential Mortgage has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the state of Alaska. Residential Mortgage has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(c)Organization of Homestate Mortgage. To the Knowledge of the Company, Homestate Mortgage has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. To the Knowledge of the Company, Homestate Mortgage has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(d)Organization of Sentinel. To the Knowledge of the Company, Sentinel has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. To the Knowledge of the Company, Sentinel has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(e)Qualification. Each of the Company and Residential Mortgage, and to the Knowledge of the Company, each of Homestate Mortgage and Sentinel, is qualified, licensed or admitted to do business as a foreign limited liability company, and is in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission, except where the failure to so qualify, license or admit would reasonably be expected to result in a Company Material Adverse Effect.
(f)Managers and Officers. Part 2.1(f) of the Disclosure Schedule accurately sets forth: (i) the names of the managers or members of the management committees (or similar body) of the Company and Residential Mortgage; and (ii) the names and titles of the officers of the Company and Residential Mortgage.
(g)Subsidiaries and Interests in Other Entities. Part 2.1(g) of the Disclosure Schedule accurately sets forth each Subsidiary, other Entity or Governmental Entity in which the Company, owns, beneficially or otherwise, any shares, equity interests or other securities of, or any direct or indirect equity interest in. No Company Party has agreed to and is not obligated to make any future investment in or capital contribution to any Entity or Governmental Entity.
(h)Predecessors. Except as set forth in Part 2.1(h) of the Disclosure Schedule, there are no Entities that have been merged into or that otherwise are predecessors to the Company Parties.

(i)Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company Parties.

II.Charter Documents; Records
The Company has made Available to Purchaser accurate and complete copies of: (a) the certificate of formation and the limited liability company agreement (or equivalent governing documents), including all amendments thereto, of each of the Company Parties, Homestate Mortgage and Sentinel (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the managers or management committees (or other similar body) of the Company Parties since such Company Parties’ date of formation, which minutes or other records contain a complete and accurate summary of all meetings of the managers or management committees (or similar body) and members, and all actions taken thereat or by written consent, since its date of formation. All actions taken and all transactions entered into by the Company Parties have been duly approved by all necessary action of the managers or management committees (or other similar body) and members of the Company Parties. There has been no violation of any of the provisions of the Charter Documents of the Company Parties, or to the Knowledge of the Company, Homestate Mortgage or Sentinel, and the Company Parties have not, and to the Knowledge of the Company, the Charter Documents of Homestate Mortgage and Sentinel have not, taken any action that is inconsistent in any material respect with any resolution adopted by the respective members, managers or management committee (or other similar body) of the Company Parties’, Homestate Mortgage, or Sentinel. The membership records and minute books of the Company Parties are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.
III.Capital Structure
(a)Units. The authorized Units of the Company consists of 100,000 Units, all of which are issued and outstanding as of the date of this Agreement. All of the outstanding Units have been duly authorized and validly issued, and none of such Units is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws or by the Company’s Charter Documents). The Company has never declared or paid any non-cash dividends or other non-cash distributions on any Units. Schedule 1.1 sets forth a complete and accurate list of (i) the names and addresses of each member of record of the Company, together with the name of each Seller that is Affiliated with such member (each, an “Affiliated Seller”), (ii) the number of Units owned of record by each such member, and (iii) the Pro Rata Share of each such member of record. The Company is the sole member of Residential Mortgage and owner of all of the units or other equity interests of Residential Mortgage, all of which have been duly authorized and validly issued and all of which are owned by the Company free and clear of all Encumbrances, and none of such units or other equity interests is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws or by the Residential Mortgage Charter Documents).
(b)No Other Securities. Except as set forth in Part 2.3(b) of the Disclosure Schedules, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Units or interest in Units or other securities of the Company or Residential Mortgage; (ii) outstanding security, instrument or obligation (including any Unit or award of restricted Units, deferred Units or similar award) that is or may become convertible into or exchangeable for any Units (or cash based on the value of such Units) or other securities of the Company or Residential Mortgage; (iii) Contract under which the Company or Residential Mortgage is or may become obligated to sell or otherwise issue any Units or interests in Units or other securities, including any promise or commitment to grant options, warrants or other securities of the Company to an employee of or other service provider to the Company or Residential Mortgage; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Units or interests in Units or other securities of the Company or Residential Mortgage.
(c)Legal Issuance. All outstanding Units and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements, except as set forth in Part 2.14(a) of the Disclosure Schedule; and (ii) all requirements set forth in the Company’s Charter Documents, the Company Employee Plans or any award agreements thereunder. None of the outstanding Units were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. There is no Company Contract relating to the equity interests or other securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing.
(d)Repurchased Units. The Company has never repurchased or redeemed any Units.
(e)Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Company to any current, former or alleged securityholder of the Company in such Person’s capacity (or alleged capacity) as a securityholder of the Company.

IV.Financial Statements
(a)Delivery of Financial Statements. Part 2.4(a) of the Disclosure Schedule contains the following financial statements (collectively, the “Company Financial Statements”): (i)  the balance sheet of the Company as of December 31, 2013 and the related unaudited statements of earnings, changes in members’ deficit and cash flows for the fiscal year ended December 31, 2013, together with the notes thereto; and (ii) the balance sheet of the Company as of June 30, 2014 (the “Unaudited Interim Balance Sheet”), and the related unaudited statements of earnings, changes in members’ deficit and cash flows for the six months ended June 30, 2014. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company.
(b)Fair Presentation. The Company Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes.
(c)Insider Receivables. Except as reflected in Part 2.4(c) of the Disclosure Schedule, no amount (including any Indebtedness) is owed to any Company Party by any Company Employee or member of the Company Parties (“Insider Receivables”) as of the date of this Agreement. Except as set forth in Part 2.4(c) of the Disclosure Schedule, there will be no outstanding Insider Receivables as of the Closing.

V.No Liabilities; Indebtedness
(a)Absence of Liabilities. The Company Parties do not have any material Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured, or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company Parties since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with the Company Parties’ past practices; (iii) Liabilities under the Company Contracts (other than as a result of the Company’s breach thereof); and (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.
(b)Accounts Payable; Indebtedness. Part 2.5(b) of the Disclosure Schedule provides, in all material respects, an accurate and complete breakdown and aging of: (i) all accounts payable of the Company Parties as of June 30, 2014; and (ii) all notes payable of the Company Parties and all other Indebtedness of the Company Parties as of June 30, 2014.

VI.Absence of Changes
Except as set forth in Part 2.6 of the Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet:
(a)there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Company Material Adverse Effect;
(b)there has not been any material loss, damage or destruction to, or any material interruption in the use of, the Company’s material assets (whether or not covered by insurance); and
(c)the Company has not taken any action that would have been prohibited or otherwise restricted under Section 5.2 hereof, had such action been taken during the Pre-Closing Period.

VII.Sufficiency of Assets
The assets of the Company and Residential Mortgage collectively constitute all of the material properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company and Residential Mortgage to conduct their business in the manner in which such business is currently being conducted by the Company and Residential Mortgage or as currently planned by the Company and Residential Mortgage to be conducted (as reflected in any form of finalized, written marketing or development plan that has been internally approved and is intended to be actionable by the Company or Residential Mortgage).
VIII.Equipment; Real Property
(a)Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Company Parties are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company Parties’ businesses in the manner in which such businesses are currently being conducted.
(b)No Owned Real Property. Except as reflected in Part 2.8(b) of the Disclosure Schedule, the Company Parties do not own, and have never owned, any real property, and do not hold any options or rights to acquire any real property and the Company Parties are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, purchase or acquire any real property or interest therein.
(c)Leased Real Property. Part 2.8(c) of the Disclosure Schedule sets forth a correct and complete list of all Leased Real Property and all Real Property Leases. The Company Parties have valid leasehold interests in the Leased Real Property identified thereon, free and clear of all Encumbrances except Permitted Encumbrances. All Real Property Leases are valid, binding and enforceable in accordance with their respective terms and in full force and effect against the Company Parties, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms. There is not, under any of the Real Property Leases, any existing material default by the Company Parties or, to the Knowledge of the Company, the counterparties thereto nor, to the Knowledge of the Company, do any facts or circumstances exist which with notice or lapse of time or both, would become a default under any of the Real Property Leases by the Company Parties or the counterparties thereto. The Company Parties have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and the Company Parties have not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
(d)The Company has made Available to Purchaser complete and accurate copies of all Real Property Leases.

IX.Contracts
(a)List of Contracts. Part 2.9(a) of the Disclosure Schedule accurately identifies:
(i)each Company Contract for the employment or retention of any individual on a full-time, part-time, consulting or other basis providing for annual compensation or fees in excess of $50,000;
(ii)each Company Contract between the Company or Residential Mortgage and any Company Party Employee pursuant to which: (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (B) the Company or Residential Mortgage is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Company Party Employee; and (C) the Company or Residential Mortgage is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Party Employee;
(iii)each Company Contract which provides for indemnification by the Company Parties of any officer, director, employee or agent;
(iv)each Company Contract relating to the voting and any other rights or obligations of a member of the Company Parties;
(v)any Company Contract related to Intellectual Property used in the operation of a Company Party’s business, other than unmodified, commercially available, off-the-shelf, shrink-wrap, click-wrap or non-exclusive software licenses with an aggregate value of less than $100,000;
(vi)any Company Contract that contains a covenant not to compete applicable to any Company Party or that binds a Company Party to any exclusive business arrangements or licenses;

(vii)each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any equity interests or other securities of the Company, including any restricted unit agreements or escrow agreements;
(viii)each Company Contract for the sale (or prior acquisition) of any of the assets of a Company Party, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of a Company Party;
(ix)each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by a Company Party or imposing an Encumbrance on any of the assets of the Company;
(x)each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party (other than offer letters and option agreements entered into in the ordinary course of business);
(xi)any Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by a Company Party in an amount or having a value in excess of $50,000 individually, or $200,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services by a Company Party having a value in excess of $50,000 individually, or $200,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates;
(xii)any Company Contract granting a customer of a Company Party “most favored nation” or similar terms (whether in respect of pricing or otherwise);
(xiii)any management, distributor, consultant, representative, financial advisory, broker or similar type of Company Contract and any Company Contract with any investment or commercial bank, that is not terminable by the Company Party at will and without liability;
(xiv)any joint venture, partnership, strategic alliance or teaming Company Contract or other similar co-ownership or joint management agreements involving a sharing of profits, losses, costs or liabilities by a Company Party with any Person (other than a Company Party);
(xv)any Company Contract under which a Company Party has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) (x) indebtedness for borrowed money, including, without limitation Warehouse Facilities and/or any financing arrangements with respect to the Servicing Rights and Servicing Advances of a Company Party (“Existing Financing Facilities”), or (y) other Indebtedness which, individually or in the aggregate, exceeds $50,000, (B) granted an Encumbrance, other than Permitted Encumbrances, on its assets, whether tangible or intangible, to secure Indebtedness or (C) extended credit to any Person;
(xvi)any Company Contract with any Agency or Governmental Entity (whether as prime contractor, subcontractor or otherwise), including any performance bonds or similar arrangements related thereto;
(xvii)any Servicing Agreement;
(xviii)any Subservicing Agreement;
(xix)any Warehouse Facility not disclosed under subsection (x) above to which the Company was a party at any time since January 1, 2010;
(xx)any Interest Rate Protection Agreement or Other Hedging Agreement to which a Company Party is currently a party, together with a description of the dollar amount, counterparty, collateral, and maturity of any such agreement;
(xxi)any Company Contract with an Investor to which a Company Party is currently a party or, since January 1, 2010 was a party, providing for the sale by the Company Party to such Investor of one or more Mortgage Loans originated by a Company Party;
(xxii)any other Company Contract that was entered into outside the ordinary course of business of the Company or that is otherwise material to the Company; and
(xxiii)any Mortgage Loan originated and held by the Company on or since June 30, 2014, for which an Investor or Company Employee is a borrower.
(all Contracts identified, or required to be identified, in Part 2.9(a) of the Disclosure Schedule, and all Contracts identified, or required to be identified, in Part 2.8(c) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b)Delivery of Contracts. The Company has made Available to Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.9(a) of the Disclosure Schedule, including all amendments thereto. All Material Contracts are entirely in written form. Each Material Contract identified in Part 2.9(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company Parties in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)No Breach. No Company Party has materially violated or materially breached, or committed any material default under, any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract which remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a material violation or material breach by a Company Party of any of the provisions of any Material Contract; (B) give any Person the right to declare a material default by a Company Party or exercise any remedy under any Material Contract against any Company Party; (C) give any Person the right to accelerate the maturity or performance of any Material Contract adverse to any Company Party; or (D) give any Person the right to cancel, terminate or modify any Material Contract. No Company Party has received any written notice or other written communication regarding any actual or possible material violation or material breach of, or material default under, any Material Contract. No Company Party has waived any of its material rights under any Material Contract.

X.Origination Matters
(a)The Company Parties have been since January 1, 2010, and are currently, in compliance in all material respects with all Applicable Requirements applicable to them, their assets and their conduct of business. The Company Parties have timely filed in all material respects, all reports that any Investor, Insurer, Agency or Governmental Entity, or other third party requires that they file with respect to its business. The Company Parties have not done or caused to be done, or have not failed or omitted to do, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans.
(b)Each Sold Mortgage Loan conforms to the requirements and specifications of the applicable Agency, Investor or Insurer. Except as set forth in Part 2.10(b) of the Disclosure Schedules, no Agency, Investor or Insurer has (x) asserted that a Company Party has violated or has not complied with the representations and warranties applicable with respect to any Sold Mortgage Loans originated or purchased and subsequently sold, in each case, since January 1, 2010, or Warehouse Loans, or with respect to any sale of mortgage servicing rights to an Investor or (y) imposed restrictions on the activities (including commitment authority) of a Company Party.
(c)Since January 1, 2010, no Agency, Investor or Insurer has indicated to a Company Party in writing that it has terminated, or intends to terminate, its relationship with a Company Party for performance, loan quality or concern with respect to the Company Party’s compliance with Laws or that a Company Party is in default with respect to any Applicable Requirements.
(d)Each Mortgage Loan was underwritten in accordance with all Applicable Requirements applicable to such Mortgage Loans, and all prior transfers, if any, of the Mortgage Loan have been, and the transactions herein contemplated are, in compliance with all Applicable Requirements. Each Mortgage note and the related Mortgage meet all Applicable Requirements.
(e)Each Mortgage Loan was originated, serviced and/or sold in all respects, in compliance with Applicable Requirements.
(f)For each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof and is a valid and subsisting Encumbrance on the related mortgage property.
(g)Except as reflected in Part 2.10(g) of the Disclosure Schedule, there are no existing repurchase obligations of a Company Party with respect to the repurchase of Mortgage Loans, nor have there been any repurchases of Mortgage Loans since January 1, 2010 (collectively, “Mortgage Loan Repurchase Obligations”). The Company Parties have not in the past breached, violated or defaulted under, nor is any Company Party currently in breach, violation or default of any of its Mortgage Loan Repurchase Obligations.

(h)Except as set forth at Part 2.10(h) of the Disclosure Schedules, the full original amount of each Mortgage Loan has been advanced to the borrower, and there is no requirement for any future advances to be made.
(i)Except as set forth at Part 2.10(i) of the Disclosure Schedules, no Warehouse Facility set forth at Part 2.9 or Part 2.9(a)(xix) of the Disclosure Schedules has been terminated by the lender thereunder.
(j)Except as set forth at Part 2.10(j) of the Disclosure Schedules, no Investor Contract set forth at Part 2.9(a)(xxi) of the Disclosure Schedules has been terminated by the Investor counter-party thereto.

XI.Servicing.
(a)All Mortgage Loans for which any Company Party acts as servicer or subservicer are serviced pursuant to a Subservicing Agreement as set forth at Part 2.9(a)(xviii) of the Disclosure Schedules. A Company Party acts as loan servicer or subservicer under each of the Servicing Agreements set forth on Part 2.9(a)(xvii) of the Disclosure Schedules and no Company Party acts as a loan servicer or loan subservicer except pursuant to a Servicing Agreement set forth on Part 2.9(a)(xvii) of the Disclosure Schedules. Part 2.9(a)(xvii) of the Disclosure Schedules sets forth, for each Servicing Agreement in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the Serviced Loans are serviced. The Company has made available to Purchaser true and complete copies of all written Servicing Agreements to which any Company Party is a party as of the date hereof or to which a Company Party was a party at any time since January 1, 2010. The Company has not engaged subservicers (other than customary third-party contractors such as property preservation contractors and realtors) in the servicing of any loans for which it acts as loan servicer other than third party collection agencies to collect deficiencies after foreclosure or repossession.
(b)The Company Party has serviced each Mortgage Loan for which it is the servicer or subservicer under any Servicing Agreement in compliance with Applicable Requirements, including, without limitation, all licensing requirements.
(c)A Company Party has not received any notice in writing indicating that an event has occurred or circumstance exists (or would occur or exist upon notice or the lapse of time or both) that could reasonably be expected to result in the Company Party not maintaining its Servicing Rights in respect of any Servicing Agreement in all material respects.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, a Company Party is the sole owner of the Servicing Rights, free and clear of any Encumbrances, except for Encumbrances and similar claims pursuant to the Existing Financing Facilities.
(e)Part 2.11(e) of the Disclosure Schedules includes all information from the Mortgage Loan Tape for each Mortgage Loan for which a Company Party acts as servicer or subservicer.
(f)Part 2.11(f) of the Disclosure Schedules sets forth each Mortgage Loan for which a Company Party acts as servicer or subservicer that is subject to any Legal Proceeding, including, without limitation, any foreclosure or repossession Legal Proceeding, as of the date hereof.
(g)Part 2.11(g) of the Disclosure Schedules sets forth any outstanding Servicing Advances for each Mortgage Loan for which a Company Party acts as servicer or subservicer

XII.Pipeline Loans; Mortgage Loans Held for Sale; Hedging Arrangements.
(a)Part 2.12(a) of the Disclosure Schedules sets forth a list and description of all Pipeline Loans of the Company Parties as of the close of business on the Business Day preceding the date hereof, which description includes (i) the loan number of the Pipeline Loan, (ii) the anticipated principal balance of the Pipeline Loan, (iii) the interest rate (for Locked Pipeline Loans only), (iii) product type, (iv) the state in which the residential property securing such Pipeline Loan is located; (v) if known, the closing date; (vi) whether the Pipeline Loan has been approved by the Company and the applicable Investor; and (vii) whether it constitutes a Locked Pipeline Loan or Unlocked Pipeline Loan. The Company shall update Part 2.12(a) of the Disclosure Schedules prior to the Closing to disclose the information in items (i) through (vii) of this Part 2.12(a) with regard to the Pipeline Loans of any Company Party as of the close of business on the Business Day preceding the Closing Date.
(b)Part 2.12(b) of the Disclosure Schedules sets forth a list and description of all Mortgage Loans held for sale by any Company Party as of the close of business on the Business Day preceding the date hereof, which description includes (i) the loan number of the Mortgage Loan, (ii) the principal balance of the Mortgage Loan, (iii) the interest rate of the Mortgage Loan, (iv) product type, (v) the Investor for the Mortgage Loan, (vi) the remaining amortization, (vii) the origination date, (viii) the maturity date, (ix) the mortgage insurance if any, (x) the guarantor if any, (xi) the city and state in which the residential property securing such Mortgage Loan is located, and (xii) the anticipated date on which an Investor is expected to purchase such Mortgage Loan. The Company shall update Part 2.12(b) of the Disclosure Schedules prior to the Closing to disclose the information in items (i) through (xii) of this Part 2.12(b) with regard to the Mortgage Loans of a Company Party held for sale as of the close of business on the Business Day preceding the Closing Date.
(c)All interest rate locks on Locked Pipeline Loans have been conducted and managed in the Company Parties’ ordinary course of business consistent with past practice and customary mortgage banking practices.
(d)All hedging arrangements on the Mortgage Loans held for sale have been conducted and managed in the Company Parties’ ordinary course of business consistent with past practice and customary mortgage banking practices.
(e)None of the Pipeline Loans was previously rejected for purchase by any Investor or for insurance by any Insurer.

XIII.Intellectual Property
(a)Part 2.13(a) of the Disclosure Schedules accurately identifies and describes (i) all of the registered or applied for Intellectual Property owned by the Company Parties, (ii) all material proprietary Software owned by the Company Parties, and (iii) all material Intellectual Property and Software utilized in the Business but not owned by the Company Parties, other than unmodified, commercially available, off-the-shelf, shrink-wrap, click-wrap, or non-exclusive software licenses with an annual license fee of less than $100,000. The Company Parties exclusively own the above items scheduled in (i) and (ii) above free and clear of all Encumbrances or adverse interests of other persons (including current or former employees and contractors), and owns or has valid and enforceable rights to use the items scheduled in (iii) above and all other Intellectual Property used in or necessary for the operation of the Business as currently conducted, and will have the same rights after the Closing Date.
(b)All Intellectual Property registrations and applications owned by the Company Parties are subsisting and unexpired and, to the Knowledge of the Company, valid and enforceable, and are not subject to any Legal Proceeding challenging the use, legality, validity, or enforceability of the same.
(c)The conduct of the Business does not infringe, misappropriate, or violate any Intellectual Property rights of third parties, and the Company Parties have never received any written communication alleging the same (including cease and desist letters or invitations to take a patent license). To the Knowledge of the Company, no third party is infringing, misappropriating, violating or otherwise in conflict with any Intellectual Property rights of the Company Parties.
(d)The Company Parties take all commercially reasonable steps to protect and maintain (i) the confidentiality of the Company Parties’ material confidential information; and (ii) the security, operation and integrity of their Software and Systems (and the data stored therein); and there have been no material outages, interruptions or breaches of the same.
(e)To the Knowledge of the Company, all Software and Systems developed by the Company Parties are free from any material defect, bug, virus or error that has not already been resolved and are functional and conform in all material respects to their published documentation.
(f)The Company Parties (i) have not disclosed or granted to any person the current or contingent right to access, possess or use any proprietary source code, or (ii) has not incorporated any “open source” or other Software having similar licensing or distribution models in any proprietary Software (or derived any proprietary Software from any open source) in a manner that (A) would subject any proprietary source code to the terms of an open source license, or (B) requires the licensing, provision or disclosure to any Person of any proprietary source code.

XIV.Compliance with Legal Requirements
(a)Except as set forth in Part 2.14(a) of the Disclosure Schedules, since January 1, 2010, the Company Parties have complied in all material respects with, and have not violated in any material respect, any Laws applicable to it or its business, properties, rights or assets, or internal or posted policies relating to privacy or personal information. Since January 1, 2010, no Company Party, and to the Knowledge of the Company, none of Homestate Mortgage or Sentinel, has received any written threat or charge from a Governmental Entity that alleges that the Company Party is not, and no event has occurred or circumstance exists that (with or without notice or lapse of time)

constitutes or results, or will constitute or result, in a material default or material violation of, or failure on the part of the Company Party to be, in compliance in any material respect with, (x) its respective Charter Documents or (y) any Law applicable to any Company Party or the Business.
(b)The Company Parties, and to the Knowledge of the Company, each of Homestate Mortgage and Sentinel, have all Permits that are required in order to permit the Company Parties to conduct its business as currently conducted in all material respects. Part 2.14(b) of the Disclosure Schedules lists each Permit necessary for the conduct by the Company Parties relating solely to the origination and/or servicing of Mortgage Loans (each a “Material Permit”), together with the name of the Agency, State Agency or other Governmental Entity issuing such Material Permit. All Material Permits are valid and in full force and effect. The Company Parties are not, or since January 1, 2010, have not been, in default in any material respect under, and no condition exists that with notice or lapse of time or both would constitute a default in any respect under, any Material Permit. Since January 1, 2010, no Company Party has received any written notice from any Agency, State Agency or Governmental Entity asserting any violation of, or failure to comply with any terms of, any Material Permit. The Company Parties are in compliance in all material respects with all terms required for the continued effectiveness of each Material Permit of the Company Parties. There is no pending or, to the Knowledge of the Company, threatened, revocation, limitation, amendment, suspension, termination or involuntary non-renewal of any Permit except that is not material, individually or in the aggregate, to the Company Parties. There is no material violation or exception by any Agency or Governmental Entity with respect to any report or registration filed by the Company Parties.
(c)Since January 1, 2010, the Company Parties, in all material respects, have complied with all Laws and all FHA, Ginnie Mae, Fannie Mae, Freddie Mac, and VA programs and guides applicable to the Company Parties’ origination, purchase, securitization and servicing of Sold Mortgage Loans or Warehouse Loans.
(d)None of the Company Parties is a federal government contractor and no Company Party is required to have an affirmative action plan or comply with or adhere to any federal affirmative action requirements or regulations administered by the Office of Federal Contract Compliance or required by Law.

XV.Tax Matters
Except as otherwise provided in Part 2.15 of the Disclosure Schedule:
(a)Tax Returns and Payments. All Taxes (whether or not shown on any Tax Return) owed by the Company or Residential Mortgage have been timely paid. Each of the Company and Residential Mortgage has filed all material Tax Returns required to be filed by it. All Tax Returns filed by the Company or Residential Mortgage are complete and accurate in all material respects and disclose all material Taxes required to be paid by or with respect to the Company or Residential Mortgage for the periods covered thereby. Neither the Company nor Residential Mortgage is currently the beneficiary of any extension of time within which to file any Tax Return. All monies required to be withheld, or collected for payment, by the Company or Residential Mortgage (including from employees of the Company or Residential Mortgage for Income Taxes or social security or other payroll Taxes) have been withheld or collected, and either paid to the applicable taxing authority or Governmental Body, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company or Residential Mortgage, as applicable. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or Residential has never paid Taxes or filed Tax Returns asserting that the Company or Residential Mortgage is or may be subject to Taxes assessed by such jurisdiction.
(b)Audits. None of the Company’s or Residential Mortgage’s Tax Returns filed by the Company or Residential Mortgage have been examined by the relevant taxing authority. Neither the Company nor Residential Mortgage has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect. There is, and there has been, no action, suit, investigation, audit, claim or assessment proposed or threatened with respect to any Tax Return filed by the Company or Residential Mortgage and to the Knowledge of the Company, no basis exists therefor. All deficiencies asserted or assessments made as a result of any examination of the Company’s or Residential Mortgage’s Tax Returns relating to Taxes for which the Company or Residential Mortgage may be liable have been paid in full. The Seller Members have delivered to Purchaser correct and complete copies of all filed Tax Returns of the Company and Residential Mortgage (and, to the extent available, related work papers), all examination reports, all statements of deficiencies assessed against or agreed to by the Company or Residential Mortgage, all correspondence with any taxing authorities, all Tax planning memoranda, and any other material Tax data of the Company or Residential Mortgage.

(c)Tax Rulings, Etc. There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or Residential Mortgage which could affect the Company’s or Residential Mortgage’s liability for Taxes, or Purchaser’s liability for Taxes with respect to the Business and the assets now owned by the Company, for any taxable period ending after the Closing Date. There are no liens for Taxes upon the assets of the Company or Residential Mortgage except liens relating to current Taxes not yet due. Any powers of attorney granted by the Company or Residential Mortgage prior to the Closing relating to Taxes (other than Income Taxes relating to periods ending on or prior to the Closing Date) will terminate and be of no effect following the Closing.
(d)Successor Liability, Etc. Neither the Company nor Residential Mortgage has any liability for Taxes of another Person as transferee, as successor, by contract or otherwise. Neither the Company nor Residential Mortgage has entered into any Tax sharing agreement or Tax indemnity arrangement. Neither the Company nor Residential Mortgage has been a member of an affiliated group or any other group filing Tax Returns, and has not filed and has not been required to file any Tax Returns on a combined, consolidated or unitary basis. The Company has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). None of the assets of the Company is properly treated as owned by any Person other than the Company for Income Tax purposes. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(e)FIRPTA. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).
(f)Tax Classification. The Company is (and since its formation has been) properly classified as a partnership for federal and applicable state and local Income Tax purposes and is not (and since its formation has not been) a “publicly traded partnership” under Section 7704 of the Code, and has not otherwise been taxable as a corporation for federal and applicable state or local Income Tax purposes. Except as reflected in Part 2.15(f) of the Disclosure Schedule, Residential Mortgage is (and since its formation has been) classified as an entity disregarded from its owner for federal and applicable state and local Income Tax purposes.

XVI.Employment Matters; Benefit Plans
(a)Employee List. Part 2.16(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their job titles and positions; (iii) their rate of pay or annual salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) their visa status; and (vi) each Company Employee Plan in which they participate or are eligible to participate. The Company is not, and has never been, bound by or a party to, or had a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. The Company has never engaged in any unfair labor practice as defined in the National Labor Relations Act. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which Company Employees perform services. The Company has not had any strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or threat thereof, or question concerning representation, by or with respect to any of the Company Employees.
(b)Leave of Absence. There is no current Company Employee who is not fully available to perform work because of disability or other leave.
(c)At Will Employment. The employment of each of the current Company Employees is terminable by the Company at will. The Company has made Available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.
(d)Employee Departures/Restrictions. To the Knowledge of the Company, no employee of the Company at the level of Vice President or above: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations. Part 2.16(d) of the Disclosure Schedule contains an accurate and complete list of each Company Contract (and each Company Employee who has executed any Company

Contract) containing provisions restricting any Company Employee from competing with the Company, soliciting or hiring employees of the Company, interfering with customers of the Company and similar provisions. All Company Contracts listed (or required to be listed) in Part 2.16(d) of the Disclosure Schedule are valid and enforceable in accordance with their respective terms, subject to any judicial reasonableness interpretation in the case of noncompetes and similar restrictions.
(e)Compliance. The Company Parties: (i) are in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees (or prospective employees or other service providers), including the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation); (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).
(f)Labor Relations. The Company has no Knowledge of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any Company Party. There are no pending or reasonably anticipated or, to the Knowledge of the Company, threatened claims or Legal Proceedings against a Company Party under any workers’ compensation policy or long-term disability policy or similar policy subject to foreign Legal Requirements.
(g)Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or reasonably anticipated or, to the Knowledge of the Company, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints
(h)Employee Plans and Agreements. Part 2.16(h) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. The Company does not intend and has not committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Purchaser in writing or as required by this Agreement).
(i)Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has made Available to Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan in effect within the last 5 years, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last five complete plan years; (v) the most recent letter of determination from the IRS (or opinion letter for a pre-approved plan) relating to the tax-qualified status of any Plan qualified under Code section 401(a); (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (viii) all COBRA forms and notices and a list of any qualified beneficiaries currently receiving COBRA continuation coverage; and (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.
(j)Absence of Certain Retiree Liabilities. No Company Employee Plan provides, or reflects or represents any liability of the Company Parties to provide, retiree or post-termination life insurance, health benefits or other employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. No Company Party has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree or post-termination life insurance, health benefit or other employee welfare benefits, except to the extent required by applicable Legal Requirements. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(k)Plan Compliance. The Company Parties have performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and the Company Parties do not have Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable tax qualification requirements under the Code. No Company Employee Plan has engaged in any prohibited transaction under ERISA or the Code. Each Company Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received (or has applied for and anticipates receiving) a favorable IRS determination letter (or for a proto-type or volume submitter plan, an opinion letter) with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which would reasonably be expected to result in liability to the Company in respect of such qualified status. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.
(l)No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company Employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan. Without limiting the generality of the foregoing, no amount paid or payable by the Company Parties in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Legal Requirements).
(m)Section 409A of the Code; Code Compliance. With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such Company Employee Plan have at all times been in compliance with, and (B) such Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder. The Company does not have any obligation to provide any gross-up payment to any individual with respect to any Income Tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.
(n)Title IV of ERISA. No Company Party nor any ERISA Affiliate of a Company Party has ever maintained, been a participating employer, contributed to, or has had any liability with respect to: (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(o)Claims Against Plans. There are no pending or reasonably anticipated or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company Parties, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

XVII.Environmental Matters
To the Knowledge of the Company, the Company Parties have at all times been in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company Parties of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. No Company Party has ever received any written notice or other written communication, whether from a Governmental Entity, citizens’ group, Company Employee or otherwise, that alleges that a Company Party is not in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of the Leased Real Property has received any written notice or other written communication, whether from a Government Body, citizens’ group, Company Employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, the Company has never caused or contributed to any Environmental Release and there are no circumstances which would reasonably be expected to give rise to any Environmental Release by a Company Party. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Leased Real Property whether in storage tanks, landfills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by the Company Parties pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule. The Company has made Available to Purchaser accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to the Company Parties or their operations and all correspondence on substantial environmental matters relating to the Company Parties or their operations.
XVIII.Insurance
Part 2.18 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company Parties as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Company has made Available to Purchaser accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. The Company Parties have never received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as reflected in Part 2.18 of the Disclosure Schedule, there are no self-insurance arrangements affecting the Company Parties.
XIX.Transactions with Related Parties
Except as set forth on Part 2.19 of the Disclosure Schedule, no Related Party: (a) has, or has had, any interest in any material asset used in or otherwise relating to the business of the Company or Residential Mortgage; (b) is, or has been, indebted to the Company or Residential Mortgage (other than for ordinary travel advances); (c) has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving the Company Parties (outside of the employment context); (d) to the Knowledge of the Company, is competing, or has at any time competed, with a Company Party; and (e) to the Knowledge of the Company, has or has had any claim or right against any Company Party (other than rights under Company Employee Plans or rights to receive compensation for services performed as a Company Employee or other rights arising in the ordinary course of employment or service).
XX.Legal Proceedings; Orders; Regulatory Matters
(a)Legal Proceedings. Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company Parties or any of their officers, managers, employees, property, or individuals with a direct or indirect ownership interest of five percent (5%) or more (each, a “Significant Holder”) and with respect to such individuals, only to the extent related to his relationship with such Company Party; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any equity interests or other securities of the Company, or any option or other right to the equity interests or other securities of the Company, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, the Company.
(b)Orders. There is no Order to which a Company Party, or any of the assets owned or used by any Company Party, is subject. To the Knowledge of the Company, no officer or other employee of any Company Party is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

XXI.Authority; Binding Nature of Agreement

The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of managers. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
XXII.Non-Contravention; Consents
Except as set forth in Part 2.22 of the Disclosure Schedule, neither: (1) the execution, delivery or performance by the Company of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation by the Company of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of the Company or Residential Mortgage; or (ii) any resolution adopted by the members, managers or management committees (or similar governing bodies) of the Company or Residential Mortgage;
(b)contravene, conflict with or result in a material violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company Parties or any of the assets owned or used by the Company Parties, is subject;
(c)contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company Parties or that otherwise relates to the business of the Company Parties’ or to any of the assets owned or used by the Company Parties;
(d)contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or
(e)result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company Parties (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company Parties).
Except as set forth in Part 2.22 of the Disclosure Schedule, the Company Parties are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.
XXIII.No Wholesale Originations
No Company Party has purchased on a correspondent basis any Mortgage Loan originated by an unaffiliated third party.
XXIV.Brokers
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No Person is or may become entitled to receive any fee or other amount from the Company for brokerage, finder, investment banker or similar services performed or to be performed in connection with the transactions contemplated by this Agreement.
XXV.Full Disclosure
This Agreement (including the Disclosure Schedule and any documents delivered pursuant to this Agreement) does not, and the Company Closing Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.	Representations and Warranties Relating to the Sellers
Each Seller represents and warrants, severally and not jointly, to and for the benefit of the Purchaser Indemnitees, as follows:
I.Execution, Delivery; Valid and Binding Agreements
If such Seller is an Entity, it is duly organized, validly existing and in good standing (to the extent the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the state of its formation. The execution, delivery and performance by such Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of such Seller, its management committee or general partner (or similar governing body). If such Seller is not a natural person, except as set forth in Part 3.1 of the Disclosure Schedule, no vote of such Seller’s members or limited partners, as applicable, is needed to approve this Agreement and the transactions contemplated herby. This Agreement and each other agreement, document or instrument referred to in this Agreement to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
II.Authority
Such Seller has the right, power, capacity and authority to enter into, perform and comply with such Seller’s obligations under this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by such Seller and to perform such Seller’s obligations hereunder and thereunder.
III.Non−Contravention; No Consents or Approvals
Neither: (1) the execution, delivery or performance by such Seller of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation by such Seller of any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of: (i) any provisions of any organizational documents of such Seller; or (ii) any resolution adopted by the directors, members, managers, management committee (or any similar governing body) of such Seller;
(b)contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which such Seller is subject; or
(c)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Seller is a party or by which it is bound.
No Seller is (and will not be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.
IV.No Legal Proceedings
No Legal Proceedings are pending or, to the actual knowledge of such Seller, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of such Seller hereunder.
V.Title and Ownership

Such Seller (or its Affiliated Seller Member) is the record and beneficial owner of the Units as set forth in Schedule 1.1 opposite such Seller’s name, free and clear of all Encumbrances. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Units (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Units. Upon Closing, Purchaser shall have good, valid and marketable title to such Units, free and clear of all Encumbrances.
VI.Brokers
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller. No Person is or may become entitled to receive any fee or other amount from the Company for brokerage, finder, investment banker or similar services performed or to be performed in connection with the transactions contemplated by this Agreement.

4.	Representations and Warranties of Purchaser
Purchaser represents and warrants to and for the benefit of the Sellers as follows:
I.Organization and Standing
Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska.
II.Authority; Binding Nature of Agreement
Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which it is a party; and the execution, delivery and performance by Purchaser of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Purchaser and its board of directors. No vote of Purchaser’s shareholders is needed to approve this Agreement or the transactions contemplated herein. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
III.Non-Contravention; Consents
(a)Non-Contravention. Neither: (i) the execution, delivery or performance by Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation by Purchaser of the transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the articles of incorporation or bylaws of Purchaser; (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser; (C) any provision of any material contract by which Purchaser is bound; or (D) upon receipt of Consents required under Section 4.3(b), contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser is subject.
(b)Consents. Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the transactions contemplated by this Agreement, except for: (A)  filings required to be made, notices required to be given or Consents required to be obtained by Purchaser, in each case from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (B) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

IV.Brokers

Except for Jean-Luc Servat, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
V.Financing
Purchaser has access to funds sufficient to pay or fund the Purchase Price and the Earn-Out Payments, and as needed to consummate the transactions contemplated by this Agreement.

5.	Certain Covenants Relating to the Company Parties
I.Access and Investigation
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 10 or the Closing (the “Pre-Closing Period”), the Company shall and shall, as applicable, cause Residential Mortgage to: (a) provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Parties; and (b) provide Purchaser and Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company Parties, and with such additional financial, operating and other data and information regarding the Company Parties, as Purchaser may reasonably request.
II.Operation of the Business of the Company and Residential Mortgage
During the Pre-Closing Period, the Company Parties shall, and the Sellers shall cause the Company Parties to, ensure that:
(a)the Company Parties shall conduct their business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)the Company Parties shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company Parties and each of Homestate Mortgage and Sentinel;
(c)the Company Parties shall not cancel any of its insurance policies identified in Part 2.18 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(d)the Company Parties shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Units or other securities, or repurchase, redeem or otherwise reacquire any Units or other securities;
(e)the Company shall not sell, issue or authorize the issuance of: (i) any Unit or other security; (ii) any option or right to acquire any Unit (or cash based on the value of Units) or other security; or (iii) any instrument convertible into or exchangeable for any Unit or other security;
(f)the Company Parties shall not, other than as required by Law, amend or permit the adoption of any amendment to any Charter Document, or effect or permit the Company Parties to become a party to any Acquisition Transaction, recapitalization, reclassification of Units, Unit split, reverse Unit split or similar transaction;
(g)the Company Parties shall not form any new Subsidiary or acquire any equity interest or other interest in any other Entity;
(h)the Company Parties shall not make any capital expenditure that, when added to all other capital expenditures made on behalf of the Company Parties during the Pre-Closing Period, exceeds $100,000;
(i)the Company Parties shall not: (i) enter into, or permit any of the assets owned or used by them to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(j)the Company Parties shall not: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $100,000; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any material right, except in the ordinary course of business consistent with past practices;
(k)the Company Parties shall not: (i) lend money to any Person (except that the Company Parties may make routine advances to current employees of the Company Parties in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness;

(l)the Company Parties shall not: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Employee Plan; (iii) pay, or make any new commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iv) increase, or make any new commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its managers, officers or other employees; (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) promote or change the title of any of its employees (retroactively or otherwise); or (vii) hire or make an offer to hire any new employee at the level of Vice President or above;
(m)No Company Party shall change any of its methods of accounting or accounting practices in any material respect;
(n)the Company Parties shall not file any Tax Return inconsistent with prior practice, make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes for which a Company Party is or may be liable, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes for which a Company Party is or may be liable;
(o)the Company shall not make any election or take any action that is inconsistent with treating the Company as a partnership (that is not a “publicly traded partnership” under Section 7704 of the Code or otherwise taxable as a corporation for federal and applicable state or local Income Tax purposes) for federal and applicable state and local Income Tax purposes;
(p)No Company Party shall commence or settle any Legal Proceeding; and
(q)the Company, or Company Parties where applicable, shall not agree or commit to take any of the actions described in clauses “(c)” through “(p)” above.
Notwithstanding the foregoing, the Company, or Company Parties where applicable, may take any action described in: (i) clauses “(c)” through “(q)” above if: (A) Purchaser gives its prior written consent to the taking of such action by the Company or Company Parties, which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses “(e)” and “(l),” with respect to which Purchaser shall be entitled to withhold consent in its sole discretion); or (B) such action is expressly required to be taken by this Agreement; and (ii) Part 5.2 of the Disclosure Schedule.
III.Notification
During the Pre-Closing Period, the Company and the Sellers shall promptly notify Purchaser and the Purchaser shall notify the Company and Sellers, in each case in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of or a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of or a material inaccuracy in any representation or warranty made by the such party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or 9, as applicable, impossible or unlikely.
IV.No Negotiation
During the Pre-Closing Period, the Company and each Seller shall not, and shall ensure that their respective Representatives do not: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction.
V.Release of Encumbrances

The Company shall take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Company Parties, in each case, in form and substance reasonably satisfactory to Purchaser.
VI.Repayment of Insider Receivables
Prior to the Closing Date, the Company shall cause all outstanding Insider Receivables to be repaid to the Company in full.
VII.Resignation of Officers and Managers
The Company shall obtain and deliver to Purchaser, at or prior to the Closing, the resignation of each officer and manager, as applicable, of the Company effective as of the later of the Closing and the date Purchaser causes such officer or manager to be replaced, in form and substance satisfactory to Purchaser (it being understood that such resignations shall not constitute a termination of employment by such officer or manager).

6.	Certain Covenants of the Parties
I.Filings and Consents
(a)Regulatory Filing. Purchaser, Sellers and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and notices and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement; and any initial filings with or notices to such Governmental Entities shall be made by the Purchaser as soon as reasonably practicable after the execution hereof. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement.
(b)Efforts. Purchaser, Sellers and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement on a timely basis. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

II.Public Announcements
From and after the date of this Agreement: (a) except as expressly contemplated by this Agreement, each of the Sellers, the Company, and Residential Mortgage, shall not (and shall ensure that their respective Representative shall not) issue or make any press release or public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without Purchaser’s prior written consent; and (b) the Sellers and the Company shall consult with Purchaser prior to issuing or making, and shall consider in good faith the views of Purchaser with respect to, any other press release or public statement. During the Pre-Closing Period, Purchaser shall not issue or make any press release about this Agreement or any of the transactions contemplated by this Agreement, until and unless the Sellers’ Agent has approved the text of such press release (or portions thereof relating to the Company or this Agreement), which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that the Purchaser or Northrim Bancorp, Inc., the ultimate parent company of the Purchaser, may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or, as applicable, the rules or regulations of the Nasdaq Stock Exchange.
III.Reasonable Efforts
Prior to the Closing: (a) each of the Sellers and the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis; and (b) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.
IV.Release

Each Seller, on behalf of such Seller and its Affiliates (collectively for purposes of this Section 4, the “Releasing Parties”), hereby consents to the transactions contemplated under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement and irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that such Releasing Party may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of any events, matters, causes, things, acts, omissions or conduct, including such Releasing Party’s employment and/or consulting relationship with the Company Parties, in each case, occurring or existing at any time up to and including the Closing Date, but not those occurring after the Closing Date to the extent relating to the period after the Closing Date; provided, however, that such Releasing Party is not releasing any rights available to it under the Residential Mortgage Deferred Compensation Plan, this Agreement or any agreement entered into by, or for the benefit of, such Releasing Party in connection with the Closing, including the employment agreements with each of George Porter, Roger Aldrich and Steve Aldrich. For purposes of this Agreement, (a) “Releasees” means: (i) Purchaser; (ii) each affiliate of Purchaser; (iii) the Company Parties (iv) Homestate Mortgage, (v) Sentinel; and (vi) the successors and past, present and future successors, assigns and Representatives (solely in their capacity as Representatives of such Entity) of the respective Entities identified or otherwise referred to in clauses “(i)” through “(v)” above, and (b) “Claim” means and includes all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

7.	Tax Matters
I.Liability for Taxes
(a)Indemnification. Each Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, such Seller’s applicable Pro Rata Share of any Damages which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of Taxes imposed on either of the Company Parties, or for which either of the Company Parties may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided that the Sellers shall not be liable for any Tax to the extent such Tax is expressly included in the final Net Closing Equity Amount. Purchaser shall be liable for and shall pay all Taxes with respect to the Company Parties that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided that Purchaser shall not be liable for any Taxes for which any of the Sellers is liable under this Agreement.
(b)Transfer Taxes. Notwithstanding Section 7.1(a), (i) Sellers shall be responsible for any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transactions contemplated hereby that is imposed by the State of Alaska or any political subdivision thereof and (ii) Sellers or Purchaser, as the case may be, shall be responsible for any other sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transactions contemplated hereby in accordance with whether the primary legal liability for such Tax is imposed on Sellers or Purchaser under applicable Legal Requirements. Sellers and Purchaser agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

II.Tax Returns
(a)With respect to Tax Returns required to be filed by, on behalf of or with respect to the Company Parties, the Company Parties (or, in the case of Pre-Closing Tax Returns filed after the Closing Date, the Sellers’ Agent on behalf of the Company Parties) shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained): (i) all such Tax Returns that are required to be filed on or prior to the Closing Date; and (ii) all such Tax Returns that are Pre-Closing Tax Returns, including the final IRS Form 1065, U.S. Return of Partnership Income for the Company (and any corresponding applicable state Income Tax Returns) for the period beginning on January 1, 2014 and ending on the Closing Date. Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company Parties.
(b)In the case of Pre-Closing Tax Returns of the Company Parties filed by the Sellers’ Agent after the Closing Date, such Tax Returns shall be prepared and filed at the cost of the Sellers’ Agent and the Sellers. In addition, in the case of Pre-Closing Tax Returns filed by the Sellers’ Agent after the Closing Date (other than Income Tax Returns of the Company relating to periods ending on or prior to the Closing Date): (i) such Tax Returns shall be prepared and filed in a manner consistent with prior practice, this Agreement and Legal Requirements and, on such Tax Return, the Sellers’ Agent shall not make or change any Tax election or adopt or change a material accounting method in respect of Taxes (including, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); (ii) no less than thirty (30) days prior to the due date for timely filing such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), each such Tax Return shall be provided to Purchaser for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; and (iii) all Taxes required to be paid by either of the Company Parties, if any, with respect to such Tax Returns shall be paid by (and be the responsibility of) the Sellers’ Agent and the Sellers.
(c)In the case of Tax Returns filed by the Company Parties or by Purchaser on behalf of the Company Parties following the Closing Date with respect to any Straddle Period: (i) such Tax Returns shall be prepared and filed at the cost of Purchaser; (ii) such Tax Returns shall be prepared and filed in a manner consistent with prior practice unless otherwise required by Legal Requirements and, on such Tax Returns, the Purchaser shall not make or change, or cause the Company Parties to make or change, any Tax election or adopt or change a material accounting method in respect of Taxes (including, elections or methods that would have the effect of accelerating income to periods ending on or before the Closing Date or deferring deductions to periods after the Closing Date) unless Purchaser shall have obtained the approval of Sellers’ Agent, which approval shall not be unreasonably withheld, conditioned or delayed; (iii) no less than thirty (30) days prior to the due date for timely filing such Tax Return, taking into account extensions, each such Tax Return shall be provided to Sellers’ Agent for review and comment, and Purchaser shall make such revisions to such Tax Return as are reasonably requested by the Sellers’ Agent; and (iv) all Taxes for which the Sellers are liable under the terms of this Agreement, if any, with respect to such Tax Returns shall be paid by (and be the responsibility of) the Sellers’ Agent and the Sellers.

III.Assistance and Cooperation
After the Closing Date, each of the Sellers’ Agent and Purchaser shall (and shall cause their respective Affiliates, which in the case of the Sellers’ Agent shall include the Sellers, to):
(a)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.1(b) (relating to sales, transfer and similar Taxes);
(b)assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2;
(c)cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;
(d)make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and
(e)furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period that is relevant to the other’s responsibility for Taxes hereunder.

IV.Tax Treatment/ Allocation of Purchase Price

Purchaser and the Sellers acknowledge and agree that the sale of the Acquired Units from the Sellers to Purchaser pursuant to this Agreement shall be treated for federal Income Tax purposes and, as may be applicable, for state and local Income Tax purposes, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1). Purchaser and the Sellers will file all Tax Returns in a manner consistent with such treatment and will take no position inconsistent with such characterization for any Income Tax purposes, including in any audit, judicial or administrative proceeding.
(a)The Seller Members and Purchaser agree to allocate the Purchase Price (which for this purpose shall be increased by the Company’s liabilities) in accordance with the rules under Section 1060 of the Code and the Treasury Regulations thereunder. Prior to Closing, the parties shall agree to an allocation schedule (the “Allocation Schedule”) setting forth the manner in which the allocations required pursuant to Code Section 1060 and the Treasury Regulations thereunder will be determined as of the Closing Date and will be revised in the event any Earn-Out Payments are made. If Purchaser disputes any amounts on the Allocation Schedule that are to be determined by reference to the Closing Balance Sheet, then such dispute shall be resolved in accordance with the procedures in Section 1.6(c)(iii), mutatis mutandis. Purchaser and the Seller Members shall file Tax Returns, and otherwise take any actions for Tax purposes, in all respects consistent with the Allocation Schedule and this Section 7.4(b). None of Purchaser or the Seller Members shall take any position for any Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule and this Section 7.4(b) unless required to do so by applicable Legal Requirements. Purchaser and the Seller Members agree to file IRS Form 8594 (to the extent applicable to them), and all United States federal, state and local, and non-U.S. Tax Returns, in accordance with the Allocation Schedule and this Section 7.4(b). Purchaser and the Seller Members agree to provide the other promptly with any other information required to complete IRS Form 8594 (to the extent applicable to them) or such other Tax Return, as determined for United States federal Income Tax purposes.

V.Contest Provisions
(a)Purchaser shall notify the Sellers’ Agent in writing upon receipt by Purchaser, any of its Affiliates or, after the Closing Date, the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification under this Agreement except to the extent such failure materially impairs the Sellers’ ability to contest any such Tax liabilities.
(b)The Sellers (acting through the Seller’s Agent) shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which the Sellers would be required to indemnify Purchaser Indemnitees pursuant to Section 7.1(a) and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of the Sellers’ choice at the Sellers’ expense; provided, however, that the Sellers shall have no right to represent the Company’s interests in any Tax audit or administrative or court proceeding unless (1) the Sellers’ Agent shall have first notified Purchaser in writing of the Sellers’ intention to do so and of the identity of counsel, if any, chosen by the Sellers in connection therewith, and (2) that the Sellers agree with Purchaser that, as between Purchaser and the Sellers, the Sellers shall be liable for any Damages relating to Taxes that result from such audit or proceeding; provided, further, that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned or delayed, neither the Sellers nor any Affiliate of the Sellers shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of Purchaser, any Purchaser Indemnitee, the Company or any Affiliate thereof for any period after the Closing Date to any extent unless the Sellers have indemnified each Purchaser Indemnitee against the effects of any such settlement.
(c)Purchaser shall have the sole right to represent the interests of the Company Parties in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Sellers have exercised such right pursuant to Section 7.5(b) and to employ counsel of Purchaser’s choice at Purchaser’s expense; provided, that the Sellers’ Agent and its representatives shall be permitted, at the Sellers’ Agent’s expense, to be present at, and participate in, any such audit or proceeding relating to a Straddle Period. Except as provided in the following sentence, any proceeding with respect to which the Sellers do not assume control in accordance with Section 7.5(b) may be settled or compromised in the discretion of Purchaser, and any such settlement or compromise shall not affect any Purchaser Indemnitee’s right to indemnification under this Agreement. Notwithstanding the foregoing, without the prior written consent of the Sellers’ Agent, which consent may not be unreasonably withheld, conditioned or delayed, neither the Purchaser nor any Affiliate of the Purchaser shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes of any Company Party attributable to any Straddle Period which could adversely affect the liability for Taxes of Sellers under this Agreement.
(d)Nothing herein shall be construed to impose on Purchaser any obligation to defend any Company Party or any Seller in any Tax audit or administrative or court proceeding.

VI.Survival
Notwithstanding anything to the contrary in this Agreement (excluding Section 11.1(f)), the obligations of the parties set forth in this Section 7 shall be unconditional and absolute and shall survive the Closing until the date that is the later of (i) five (5) years after the Closing Date and (ii) with respect to a particular Tax Return, five years and 60 days after the earlier of (x) the date on which such Tax Return was filed or (y) the date, including any extensions actually secured, by which applicable Legal Requirements required such Tax Return to have been filed by the Company; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice asserting a claim for recovery under this Section 7 based on such alleged breach, then the claim asserted in such notice and the related rights and obligations under this Section 7 shall survive until such time as such claim is fully and finally resolved.

8.	Conditions Precedent to Obligations of Purchaser
The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
I.Accuracy of Representations
(i) Each of the Company Specified Representations and Seller Specified Representations shall have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if made as of the Closing Date, and (ii) each of the other representations and warranties made by the Company and the Sellers in this Agreement shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made as of the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that in each case for purposes of determining the accuracy of such representations and warranties, all materiality, Company Material Adverse Effect and similar qualifications set forth in such representations and warranties limiting the scope of such representations and warranties shall be disregarded.
II.Performance of Covenants
Each of the covenants and obligations that the Company and the Sellers is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
III.Governmental and Other Consents
(a)Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any non-standard conditions, restrictions or requirements which the Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that the Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date hereof.
(b)Other Consents. Purchaser shall have received evidence satisfactory to Purchaser that all Consents identified in Schedule 8.3(b) shall have been obtained, shall be in form and substance satisfactory to Purchaser and shall be in full force and effect.

IV.No Material Adverse Effect
Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Company Material Adverse Effect.
V.Agreements and Documents
Purchaser shall have received the following agreements and documents, each of which, as applicable, shall be in full force and effect:
(a)The Company shall have furnished to the Purchaser a legal opinion dated the Closing Date, in form and substance reasonably acceptable to the Purchaser;
(b)an instrument of Unit Assignment, in the form of Exhibit D, duly executed by each Seller;
(c)employment agreements, in the forms provided to the Company prior to the date of this Agreement, duly executed by each of George Porter, Roger Aldrich, Steve Aldrich and David Broline;
(d)a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 8.1, 8.2 and 8.4, in each case with respect to the Company, have been duly satisfied (the “Company Closing Certificate”);
(e)a certificate duly executed by each Seller and containing the representation and warranty of the Seller that the conditions set forth in Sections 8.1 and 8.2, in each case with respect to the Seller, have been duly satisfied (each, a “Seller Closing Certificate”);
(f)a certificate (the “Price Certificate”), in form reasonably satisfactory to Purchaser, duly executed on behalf of the Company by an officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (together, in each case, with documentation reasonably satisfactory to Purchaser in support of the calculation of the following amounts set forth therein): (A) the Closing Indebtedness Amount; and (B) the Per Unit Cash Amount;
(g)the written resignations described in Section 5.7 of each officer and manager of the Company;
(h)certificates of non-foreign status, in form and substance reasonably satisfactory to Purchaser, in accordance with Treasury Regulation § 1.1445-2(b), duly executed by each Seller;
(i)an IRS Form W-9 duly executed by each of the Sellers;
(j)evidence reasonably satisfactory to Purchaser of the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Company Parties; and
(k)certified resolutions or minutes of any Seller which is not a natural person and which are identified in Part 3.1 of the Disclosure Schedule (if any), evidencing votes adopted by the shareholders, members, or limited partners, as applicable, of such Seller approving this Agreement and the transactions contemplated hereby.

VI.No Restraints
No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.
VII.No Legal Proceedings
No Governmental Entity and no other Person shall have commenced, and no Governmental Entity shall have threatened in writing to commence, any Legal Proceeding: (a) challenging the transactions contemplated by this Agreement or seeking the recovery of damages in connection with the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of Units; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; (d) seeking to compel the Company, Purchaser or any Affiliate of Purchaser to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement; or (e) that may result in the imposition of criminal liability on the Company or any officer or manager of the Company.
VIII.Employment Matters

None of George Porter, Roger Aldrich, Steve Aldrich and David Broline shall have ceased to be employed by Residential Mortgage, and shall not have expressed an intention to terminate his employment with Residential Mortgage.
IX.Favorable Tax Legal Opinion for Payments of Accrued Liabilities Under the Company Employee Plans
Purchaser shall have received a favor able tax legal opinion dated the Closing Date, in a form reasonably acceptable to the Purchaser, regarding the tax deductibility of all payments made on accrued liabilities under each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.
X.Favorable Tax Legal Opinion for Transfer of Officer Insurance Policies
Purchaser shall have received a favorable tax legal opinion dated the Closing Date, in a form reasonably acceptable to the Purchaser, regarding the transfer of the cash surrender value of the Officer Insurance Policies.
XI.Collection of Insider Receivables
All Insider Receivables shall have been repaid in full and the Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser thereof.
XII.Amendment of Homestate Mortgage Operating Agreement
As of the Closing Date, each of the Company, Residential Mortgage, Homestate Mortgage, Sentinel and United Title shall have in effect: (i) a provision in its respective Charter Documents that it will not engage in any activities other than those permitted for a a national bank and such provision may be amended only with the consent of the Purchaser or its Affiliates (including for purposes of this Section 8.12, the Affiliates of the Purchaser after giving effect to the Closing of the transactions contemplated by this Agreement); (ii) an agreement between it and the the Purchaser or its Affiliates (including for purposes of this Section 8.12, the Affiliates of the Purchaser after giving effect to the Closing of the transactions contemplated by this Agreement) that it will permit supervision and examination by regulator of Purchaser or its Affiliates (including, without limitation, the FDIC, the Federal Reserve, the CFPB, and the Alaska Division of Banking) in connection with such regulator’s regulation, examination or supervision of Purchaser or any of its Affiliates; and (iii) any other document, certification, agreement, undertaking or commitment as may be reasonably required to obtain the Consent of any Governmental Entity in connection with the transactions contemplated by this Agreement.
XIII.Waiver of Homestate Mortgage Rights of Refusal
Purchaser shall receive written waivers, in forms satisfactory to the Purchaser, from both Homestate Mortgage and each member of Homestate Mortgage as of the Closing Date waiving each such Person’s respective rights of refusal under Homestate Mortgage’s Charter Documents to purchase any membership interest in Homestate Mortgage in connection with the transactions contemplated under this Agreement.
XIV.Waiver of Company Rights of Refusal
Purchaser shall receive written waivers, in forms satisfactory to the Purchaser, from both the Company and each Seller Member waiving each such Person’s respective rights of refusal under the Company’s Charter Documents to purchase any Units in connection with the transactions contemplated under this Agreement.

9.	Conditions Precedent to Obligations of the Sellers
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
I.Accuracy of Representations
Each of the Purchaser Specified Representations shall have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if made as of the Closing Date, and (ii) each of the other representations and warranties made by Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made as of the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that in each case for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications set forth in such representations and warranties limiting the scope of such representations and warranties shall be disregarded.
II.Performance of Covenants
The covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
III.Deliveries
(a)The Sellers’ Agent shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.
(b)Purchaser shall have delivered executed employment agreements to each of George Porter, Roger Aldrich, Steve Aldrich and David Broline.
(c)Purchaser shall have delivered an executed Promissory Note to each Seller Member.

IV.No Restraints
No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that makes consummation of such transactions illegal.
V.No Legal Proceedings
No Governmental Entity and no other Person shall have commenced any Legal Proceeding: (a) challenging the transactions contemplated by this Agreement or seeking the recovery of damages in connection with the transactions contemplated by this Agreement; (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; (c) seeking to compel the Company to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement; or (d) that may result in the imposition of criminal liability on the Company or any officer or manager of the Company.

10.	Termination
I.Termination Events

This Agreement may be terminated prior to the Closing:
(a)by the mutual written consent of Purchaser and the Company;
(b)by Purchaser if the Closing has not taken place on or before 5:00 p.m. (Alaska time) on December 1, 2014 (the “End Date”) and any condition set forth in Section 8 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);
(c)by the Company or the Sellers if the Closing has not taken place on or before 5:00 p.m. (Alaska time) on the End Date and any condition set forth in Section 9 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of the Company, any of the Sellers to comply with or perform any covenant or obligation set forth in this Agreement);
(d)by Purchaser if the approval of any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or if an application therefor shall have been permanently withdrawn at the request of a Governmental Entity;
(e)by Purchaser or the Company if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of such transactions illegal;
(f)by Purchaser if: (i) any of the representations and warranties of the Company or any Seller contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; or (iii) any Company Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects that have occurred or shall exist, would reasonably be expected to have or result in a Company Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company or any Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or any Seller is curable by the applicable party through the use of commercially reasonable efforts within five (5) Business Days after Purchaser notifies the such party in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 10.1(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the applicable party, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or
(g)by the Company if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of commercially reasonable efforts within five (5) Business Days after the Company notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Company may not terminate this Agreement under this Section 10.1(g) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Purchaser, during the Purchaser Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(g) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

II.Termination Procedures
If Purchaser wishes to terminate this Agreement pursuant to Section 10.1, Purchaser shall deliver to the Company a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
III.Effect of Termination
If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of Purchaser, the Company or the Sellers shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.2 and the Confidentiality Agreement.

11.	Indemnification, Etc.

I.Survival of Representations, Etc.
(a)General Survival. Subject to Sections 11.1(b), 11.1(c), 11.1(d) and 11.1(f), the representations and warranties made by the Company and the Sellers in this Agreement and the representations and warranties set forth in the Company Closing Certificate and the Seller Closing Certificate (in each case other than the Company Specified Representations, the Seller Specified Representations, the Tax Representations and the Employee Representations) shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 11.2, or facts that may otherwise form a good faith basis for a claim for recovery under Section 11.2, based on such alleged inaccuracy or breach, then the claim described in such notice shall survive until such time as such claim is fully and finally resolved.
(b)Company Specified Representations and Seller Specified Representations. Notwithstanding anything to the contrary contained in Section 11.1(a), the Company Specified Representations and the Seller Specified Representations shall survive until the fifth (5th) anniversary of the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Company Specified Representations or the Seller Specified Representations and asserting a claim for recovery under Section  11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(c)Tax Matters. Notwithstanding anything to the contrary contained in Section 11.1(a), but subject to Section 11.1(f), the Tax Representations and the obligations under Section 7 shall survive the Closing until the date that is the later of (i) five (5) years after the Closing Date and (ii) with respect to a particular Tax Return, five years and 60 days after the earlier of (x) the date on which such Tax Return was filed by the Company or (y) the date, including any extensions actually secured, by which applicable Legal Requirements required such Tax Return to have been filed; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Tax Representations or Section 7 and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice, and the related rights and obligations under Section 7, shall survive until such time as such claim is fully and finally resolved.
(d)Employee Representations. Notwithstanding anything to the contrary contained in Section 11.1(a), but subject to Section 11.1(f), the Employee Representations shall survive the Closing until the fifth (5th) anniversary of the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Employee Representations and asserting a claim for recovery under Section  11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(e)Purchaser Representations. Subject to Section 11.1(f), all representations and warranties made by Purchaser (other than the Purchaser Specified Representations) shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that the Purchaser Specified Representations shall survive until the fifth (5th) anniversary of the Closing Date; provided further, however, that if, at any time on or prior to the expiration date referred to in this sentence, the Sellers’ Agent delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(f)Intentional Misrepresentation; Fraud; Willful Misconduct. Notwithstanding anything to the contrary contained in Section 11.1(a), 11.1(c), 11.1(d) or 11.1(e), in the event of any intentional misrepresentation, fraud or willful misconduct of the Purchaser or any Seller, the limitations set forth in Sections 11.1(a), 11.1(c) 11.1(d), and 11.1(e) shall not apply to such Person, and in the event of any case of any intentional misrepresentation, fraud or willful misconduct of the Company, such limitations shall not apply to the Company or any of the Sellers.

II.Indemnification
(a)Indemnification. From and after the Closing (but subject to Section 11.1),
(i)Subject to Section 11.2(b), each Seller (with respect to its or his applicable Indemnity Pro Rata Share) shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of or are related to:
(A)any inaccuracy in or breach of any representation or warranty made by the Company in Section 2 of this Agreement as of the date of this Agreement or as if such representation or warranty was made on and as of the Closing, or in the Company Closing Certificate (in each case without giving effect to any materiality, Company Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(B)any breach of any covenant or obligation of the Company Parties or the Sellers’ Agent in this Agreement required to be performed prior to the Closing, or any breach of any covenant or obligation of the Sellers’ Agent in this Agreement required to be performed at or after the Closing Date;
(C)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of the Company: (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, or any of the transactions contemplated hereby or thereby (other than, for the avoidance of doubt, a claim seeking to enforce Purchaser’s performance of its obligations hereunder or thereunder or (B) alleging any ownership of or interest in any units or other securities of the Company that is not specifically disclosed on Schedule 1.1 or Part 2.3(b) of the Disclosure Schedule; or
(D)any Excluded Liability.
(ii)Subject to Section 11.2(b), each Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of or are related to:
(A)any inaccuracy in or breach of any representation or warranty made by such Seller in Section 3 as of the date of this Agreement or as if such representation or warranty was made on and as of the Closing, or in such Seller’s Seller Closing Certificate (in each case, without giving effect to any materiality or similar qualifications limiting the scope of such representation or warranty); or
(B)any breach of any covenant or obligation of such Seller in this Agreement.
(iii)Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred at any time by any of the Seller Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of or are related to:
(A)any inaccuracy in or breach of any representation or warranty made by Purchaser in Section 4 as of the date of this Agreement or as if such representation or warranty was made on and as of the Closing, or in the certificate delivered pursuant to Section 9.3 (in each case, without giving effect to any materiality, Company Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty); or
(B)any breach of any covenant or obligation of Purchaser in this Agreement.
(b)Apportionment of Certain Damages to Purchaser. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Purchaser Indemnitee) Purchaser shall be apportioned, by virtue of its pre-Closing ownership of Units, 23.5% of any Damages incurred as a result of and in connection with such inaccuracy or breach; and, therefore, the Damages for which the Sellers shall have an indemnity obligation under Section 11.2(a)(i) or 11.2(a)(ii) shall be limited to 76.5% of the Damages.

III.Limitations
(a)Sellers Basket. Subject to Section 11.3(c), the Sellers shall not be required to make any indemnification payment pursuant to Section 11.2(a)(i)(A) or Section 11.2(a)(ii)(A) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as (i) the total amount of all Damages for any claim or claims arising out of the same or related facts, events or circumstances exceeds $50,000 (after which a claim may be made for the full amount of such claim or claims) (each a “Qualified Claim”) and (ii) the total amount of all Damages from all Qualified Claims to which the Purchaser Indemnitees are entitled to indemnification hereunder, exceeds $100,000 (the “Basket Amount”) in the aggregate.
(b)Purchaser Basket. Subject to Section 11.3(c), Purchaser shall not be required to make any indemnification payment pursuant to Section 11.2(a)(iii)(A) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages from all Qualified Claims to which the Seller Indemnitees are entitled to indemnification hereunder, exceeds the Basket Amount in the aggregate.
(c)Applicability of Basket. The limitations set forth in Section 11.3(a) shall not apply: (i) in the event of intentional misrepresentation, willful misconduct or fraud; (ii) to inaccuracies in or breaches of any of the Company Specified Representations, Seller Specified Representations, Tax Representations or Employee Representations; or (iii) to the matters referred to in Sections 7, Sections 11.2(a)(i)(B) through 11.2(a)(i)(D), and 11.2(a)(ii)(B). The limitations set forth in Section 11.3(b) shall not apply: (i) in the event of intentional misrepresentation, willful misconduct or fraud; (ii) to inaccuracies in or breaches of any of the Purchaser Specified Representations; or (iii) to the matters referred to in Section 11.2(a)(iii)(B).
(d)Recourse to Earn-Out Payments; Liability Cap. With respect to any claim for indemnification under Section 11.2(a)(i), the Purchaser Indemnitees shall first seek recovery of any and all Damages (subject to apportionment of such Damages under Section 11.2(b)) for which the Purchaser Indemnitees are determined to be entitled to indemnification, from the Earn-Out Payments prior to seeking recovery directly from any Seller. Recourse by the Purchaser Indemnitees to the Earn-Out Payments paid (or payable but subject to set off pursuant to Section 11.6 of the Agreement and in accordance with the terms of this Agreement), plus the sum of One Million Dollars ($1,000,000) (the aggregate amount of which, the “Liability Cap”) shall be the Purchaser Indemnitees’ sole and exclusive remedy under this Section 11 for monetary Damages resulting from the matters referred to in Section 11.2. With respect to any claim for indemnification under Section 11.2(a)(ii), the Purchaser Indemnitees may, at their option, seek recovery of any and all Damages for which the Purchaser Indemnitees are determined to be entitled to indemnification (i) directly from the breaching Seller (in an amount not to exceed such breaching Seller’s Indemnity Pro Rata Share of $1.000,000), or (ii) from the Earn-Out Payments (in each case for the full amount of such Damages).
(e)Applicability of Sellers Liability Cap. The total amount of indemnification payments that each Seller can be required to make to the Purchaser Indemnitees pursuant to Sections 7 and 11.2 shall be limited to the amount of each Seller’s (or Seller Member’s) Indemnity Pro Rata Share of $1,000,000, plus any Earn-Out Payments, actually received by such Seller (or Seller Member).
(f)Purchaser Liability Cap. In no event shall the aggregate amount required to be paid by Purchaser pursuant to Section 11.2(a)(iii)(A) exceed the Liability Cap, except that such limitation shall not apply: (i) in the event of intentional misrepresentation, willful misconduct or fraud by Purchaser; or (ii) to inaccuracies in or breaches of any of the Purchaser Specified Representations.
(g)Damages. In no event shall any party hereto be liable to any other party hereto or such other party’s Affiliates, directors, employees, attorneys or agents for any punitive damages or indirect damages that are not reasonably foreseeable in respect of any breach of this Agreement (excluding any such damages payable to a third party). No Seller shall be liable for any Damages hereunder to the extent that reserves for such Damages have been specifically accrued for in the Net Closing Equity Amount (as finally determined pursuant to Section 1.6(c)).
(h)Insurance Proceeds. The amount of any Damages for which indemnification is provided under this Section 11 shall be net of any proceeds actually recovered by the Indemnified Party in respect of such matter (A) under any insurance policies, or under any insurance policies held by the Company at or prior to the Closing, or (B) from any third party, in each case less any costs and expenses and any premiums incurred by such Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts, including any increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage, and in each case, no right of subrogation shall accrue to any insurer or third party hereunder. If any proceeds to be netted hereunder with respect to such Damages are actually received by the Indemnified Party after payment by the Indemnifying Party of any amounts otherwise required to be paid to an Indemnified Party pursuant to this Section 11 with respect to such Damages, then the Indemnified Party shall pay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have been required to pay pursuant to this Section 11 with respect to such Damages had such proceeds been received at the time of such payment. Notwithstanding the fact that the Indemnified Party has recourse against any third party (other than under insurance policies held by the Company prior to Closing covering the action, omission or other fact giving rise to Damages for which indemnification may be sought under this Section 11 and that remain in effect after the Closing), such Indemnified Party shall not be obligated to pursue such recourse from any third party.

IV.No Contribution

Each Seller waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such party may become subject under or in connection with this Agreement or any other agreement or document delivered or made Available to Purchaser in connection with this Agreement. Effective as of the Closing, the Sellers’ Agent, on behalf of itself and each Seller, and each Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Purchaser or the Company.
V.Defense of Third Party Claims
The party making a claim for indemnification under this Section 11 is referred to as the “Indemnified Party,” and the party against whom such claim for indemnification is asserted under this Section 11 is referred to as the “Indemnifying Party.”
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or Legal Proceeding (whether against the Company, Purchaser or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, upon providing written notice to the Indemnified Party within fifteen (15) days of receipt of such notice of such Third Party Claim in which the Indemnifying Party acknowledges without qualification its indemnification obligation hereunder (subject only to the applicable limitations set forth in this Section 11), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.5(b), it shall have the right to take such reasonable action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party; provided, however, in such case, if there are multiple Indemnified Parties, the Indemnifying Party shall only be liable for one counsel to the Indemnified Parties, as well as one local counsel in each jurisdiction for which the Indemnified Parties reasonably determine such local counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to give timely and sufficient notification to the Indemnified Party in writing of its election to defend as provided in this Agreement, or loses its right to defend such Third Party Claim by failing to diligently defend such Third Party Claim, the Indemnified Party may, subject to Section 11.5(b), without prejudice to its right to indemnification hereunder, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim subject to the limitations in this Section 11. Notwithstanding anything to the contrary contained in this Section 11.5, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief or relief other than for monetary Damages against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Third Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Indemnified Party or any of its Affiliates, (iv) an actual or readily apparent conflict of interest (as determined by the Indemnified Party after obtaining advice of counsel) exists between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that precludes effective joint representation or (v) the amounts reasonably expected to be incurred in connection with such Third Party Claim, together with all other outstanding claims for indemnification, are more than the amount of any future Earn-Out Payments reasonably expected to become payable. If, pursuant to this Section 11.5(a), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in this Section 11. Subject to any applicable limitations set forth in this Section 11, all expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)Cooperation. The Indemnifying Party and the Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of the defending party, providing copies of records within the non-defending party’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

VI.Setoff
Subject to the limitations set forth in this Section 11, Purchaser shall have the right to withhold and deduct any sum that is owed to any Purchaser Indemnitee under Section 7 or this Section 11 (or for which Purchaser has delivered a Claim Notice until such time that the Claim Notice is resolved in accordance with this Agreement) from any Earn-Out Payment otherwise payable to any Seller.
VII.Exercise of Remedies
(a)Purchaser shall have the exclusive right to assert any indemnification claim against Sellers and to exercise any other remedy of any Purchaser Indemnitee under this Agreement.
(b)The Sellers’ Agent shall have the exclusive right to assert any indemnification claim against Purchaser or its Affiliates, and to exercise any other remedy of the Sellers under this Agreement.

VIII.Exclusive Remedy
Except (a) in the event of fraud, willful misconduct or intentional misrepresentation and (b) for nonmonetary equitable remedies, from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in Section 7 or this Section 11 shall be the sole and exclusive monetary remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to any breach of any representation, warranty or covenant set forth in this Agreement or in any certificate delivered pursuant to this Agreement.
IX.Tax Treatment of Indemnification Payments
Purchaser and the Sellers agree to treat any payment of an indemnification amount as an adjustment to the Purchase Price to the extent permissible under applicable Legal Requirements.

12.	Miscellaneous Provisions

I.Sellers’ Agent
(a)Appointment. By virtue of the adoption and approval of this Agreement, each of the Sellers irrevocably nominates, constitutes and appoints George Porter as his or its agent and true and lawful attorney in fact (the “Sellers’ Agent” which reference, for purposes of this Section 12, shall include the Earn-Out Representative), with full power of substitution, to act in the name, place and stead of such party for purposes of executing any documents and taking any actions that the Sellers’ Agent may, in the Sellers’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any (i) claim for indemnification, compensation or reimbursement under

Sections 7 or 11, (ii) giving and receiving notices as provided for herein. George Porter hereby accepts his appointment as Sellers’ Agent.
(b)Authority. The Sellers grant to the Sellers’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such parties (in the name of any or all of the parties or otherwise) any and all documents that the Sellers’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 12.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby, each Purchaser Indemnitee shall be entitled to deal exclusively with the Sellers’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Sections 7 or 11.
(c)Power of Attorney. The Sellers recognize and intend that the power of attorney granted in Section 12.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Agent; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each Seller.
(d)Replacement. If the Sellers’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within ten (10) days after such death, disability or inability, appoint a successor to the Sellers’ Agent (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Agent as Sellers’ Agent hereunder.
(e)No Liability; Indemnification. The Sellers’ Agent shall not be liable to any of the Sellers for any action taken by the Sellers’ Agent pursuant to this Agreement unless the Sellers’ Agent has acted in bad faith or with gross negligence. The Sellers’ Agent is serving in the capacity as exclusive agent of the Sellers hereunder solely for purposes of administrative convenience. The Sellers shall jointly and severally indemnify the Sellers’ Agent to the fullest extent permitted by law (i) for all costs and expenses of the Sellers’ Agent incurred in the performance of such Sellers’ Agent’s duties as a member representative, (ii) if the Sellers’ Agent was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or a witness or other participant in, any threatened, pending or completed proceeding (a “Representative Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that the Sellers’ Agent is or was a member representative, or by reason of any action or inaction on the part of the Sellers’ Agent while serving in such capacity, against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any proceeding), judgments, fines and penalties of such Representative Claim, and (iii) any Taxes imposed on the Sellers’ Agent as a result of the actual or deemed receipt of any payments under this Agreement ((i), (ii) and (iii), collectively, the “Representative Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Representative Expenses. To the extent the Sellers’ Agent is owed any Representative Expenses, Sellers’ Agent shall have the authority to direct Purchaser to pay such Representatives Expenses from any funds owed to the Sellers from the Earn-Out Amount, when payable, with each such Seller responsible for their Pro Rata Share. Notwithstanding the foregoing, in no event shall the Sellers’ Agent be indemnified for any Representative Expenses that arise out of the Sellers’ Agent’s gross negligence or bad faith or with respect to any proceeding instituted by the Sellers’ Agent to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Sellers’ Agent in such proceeding was not made in good faith or was frivolous.
(f)Decisions Final. Any decision or action by the Sellers’ Agent, including any agreement between the Sellers’ Agent and Purchaser relating to the defense, payment or settlement of any claims (including claims for which the Earn-Out Amount may be available to indemnify any of the Purchaser Indemnitees) under this Agreement, shall constitute a decision or action of the Sellers and shall be final, binding and conclusive upon each such Seller. None of the Sellers shall have the right to object, dissent, protest or otherwise contest the same.
(g)Other. The Sellers further authorize and approve, and agree that that Purchaser may rely conclusively, absolutely and exclusively, without inquiry, upon any communication given or action taken by the Sellers’ Agent as the action of each Seller in actions required or permitted to be taken by the Sellers’ Agent hereunder and will not be liable to any Seller or any other Person for any action taken or not taken in reliance upon the direction of the Sellers’ Agent. Purchaser will not be obligated to inquire as to the authority of the Sellers Agent with respect to the taking of any action that the Sellers’ Agent takes on behalf of any Seller.

II.Further Assurances

From time to time following the Closing, the Sellers shall execute and deliver, or cause to be executed and delivered, to Purchaser such other instruments of conveyance and transfer as Purchaser may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Purchaser in the Acquired Units.
III.No Waiver Relating to Claims for Fraud, Willful Misconduct or Intentional Misrepresentation
The liability of any Person under Sections 7 or 11 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions, willful misconduct or intentional misrepresentations. Notwithstanding anything to the contrary contained in this Agreement, but subject to the limitations set forth in Section 11.3(e), none of the provisions set forth in this Agreement, including the provisions set forth in Sections 7 or 11 (subject to the limitations set forth in Section 11.3(e)) shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions, willful misconduct or intentional misrepresentation against such Person who committed such actions or omissions (or, in the case of intentional misrepresentation, fraud or willful misconduct of the Company, against any Seller), nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for fraud, willful misconduct or intentional misrepresentation against such Person who committed such actions or omissions (or, in the case of intentional misrepresentation, fraud or willful misconduct of the Company, against any Seller); (b) the time period during which a claim for fraud, willful misconduct or intentional misrepresentation may be brought against such Person who committed such acts or omissions (or, in the case of intentional misrepresentation, fraud or willful misconduct of the Company, against any Seller); or (c) the recourse which any such party may seek against another Person with respect to a claim for fraud, willful misconduct or intentional misrepresentation committed by such Person (or, in the case of intentional misrepresentation, fraud or willful misconduct of the Company, against any Seller).
IV.Fees and Expenses
Except as otherwise expressly required by this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.
V.Notices
Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by facsimile transmission before 5:00 p.m. (Alaska time) on the day sent by facsimile and receipt is confirmed, when transmitted; (c) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission after 5:00 p.m. (Alaska time) on the day sent by facsimile and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
If to Purchaser:
Northrim Capital Investment Co.
3111 C Street
Anchorage, Alaska 99503
Attention: Joe Schierhorn
Telephone: (907) 261-3308

Facsimile: (907) 562-1758

with a copy (which shall not constitute notice) to:
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention:    Ryan J. York
Telephone:    (206) 757-8178
Facsimile:    (206) 757-7178

If to the Company (prior to Closing) or the Sellers:
Residential Mortgage Holding Company, LLC
100 Calais Drive, Suite 100
Anchorage, AK 99503
Attention:    George Porter
Telephone:    (907) 222-8802
Facsimile:    (907) 222-8899

with a copy (which shall not constitute notice) to
Durrell Law Group, P.C.
1400 W. Benson Blvd., Ste. 370
Anchorage, AK 99503
Attention:    Brian W. Durrell
Telephone:    (907) 258-3224
Facsimile:    (907) 258-3229

If to the Sellers’ Agent:
George Porter
100 Calais Drive, Suite 100
Anchorage, AK 99503
Attention:    George Porter
Telephone:    (907) 222-8802
Facsimile:    (907) 222-8899

VI.Headings
The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
VII.Counterparts and Exchanges by Electronic Transmission or Facsimile
This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
VIII.Governing Law; Dispute Resolution
(a)Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Alaska (without giving effect to principles of conflicts of laws).

(b)Venue. Except as otherwise provided in Section 12.8(c), any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon intentional misrepresentation, willful misconduct or fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in Anchorage, Alaska. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in Anchorage, Alaska (and, in each case, each appellate court located in such city) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in Anchorage, Alaska, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Alaska, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Sections 7 or 11 shall be brought and resolved exclusively in accordance with this Section 12.8(c) (it being understood that, for the avoidance of doubt and without limiting any portion of Section 12.8(b): (i)  at the option of any party, any claim based upon intentional misrepresentation, willful misconduct or fraud may be brought and resolved in accordance with Section 12.8(b) rather than in accordance with this Section 12.8(c); and (ii) nothing in this Section 12.8(c) shall prevent any Purchaser Indemnitee from seeking preliminary injunctive relief or any other equitable remedy from a court of competent jurisdiction).
(i)If any Purchaser Indemnitee or Seller Indemnitee (on behalf of one or more Sellers) has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Sections 7 or 11 of this Agreement, such Purchaser Indemnitee may deliver, or such Seller Indemnitee may request the Sellers’ Agent to deliver, a claim notice (a “Claim Notice”) to the Sellers’ Agent or Purchaser, as applicable. Each Claim Notice shall: (i) state that the Indemnified Party believes in good faith that it is entitled to indemnification, compensation or reimbursement under Section 7 or 11 of this Agreement; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).
(ii)During the twenty (20) day period commencing upon receipt by the Sellers’ Agent or Purchaser, as applicable, of a Claim Notice from or on behalf of an Indemnified Party (the “Dispute Period”), the Sellers’ Agent or Purchaser, as applicable, may deliver to the Purchaser or Sellers’ Agent, as applicable, a written response (the “Response Notice”) in which it: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Agent’s or Purchaser’s position, as applicable, that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if Purchaser or the Sellers’ Agent, as applicable, asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) being referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by or on behalf of the Indemnified Party to the Claimed Amount). If a Response Notice is not received by or on behalf of the Indemnified Party from the Sellers’ Agent or Purchaser, as applicable, prior to the expiration of the Dispute Period, then the Sellers’ Agent or Purchaser, as applicable, shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.
(iii)If Purchaser or the Sellers’ Agent, as applicable, in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by or on behalf of the Indemnified Party from Purchaser or the Sellers’ Agent, as applicable, prior to the expiration of the Dispute Period, then, subject to the limitations in Section 11.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Claimed Amount within ten (10) Business Days, unless such obligation has been fully satisfied by a reduction of the Earn-Out Amount.

(iv)If Purchaser or the Sellers’ Agent, as applicable, delivers a Response Notice to the Sellers’ Agent or Purchaser, as applicable, during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), then, subject to the limitations in Section 11.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Agreed Amount within 10 Business Days, unless such obligation has been fully satisfied by a reduction of the Earn-Out Amount.
(v)If Purchaser or the Sellers’ Agent, as applicable, delivers a Response Notice to the Sellers’ Agent or the Purchaser, as applicable, during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Agent and the Purchaser Indemnitee shall use commercially reasonable efforts in good faith to resolve the dispute related to the Contested Amount within the twenty (20) day period (the “Initial Resolution Period”) commencing upon receipt by Sellers’ Agent or the Purchaser Indemnitee, as applicable, of such Response Notice. If the Sellers’ Agent and the Purchaser Indemnitee resolve such dispute, such resolution shall be binding on the Sellers’ Agent, the Sellers and such Purchaser Indemnitee and a settlement agreement stipulating the amount owed to such Purchaser Indemnitee or Seller Indemnitee (the “Stipulated Amount”) shall be signed by Purchaser and the Sellers’ Agent. Thereafter, subject to the limitations in Section 11.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Stipulated Amount, unless such obligation has been fully satisfied by a reduction of the Earn-Out Amount.
(vi)In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Purchaser Indemnitee, on the one hand, and the Sellers’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Purchaser Indemnitee) and such dispute is not resolved within the Initial Resolution Period, such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration in accordance with the procedures set forth under the commercial rules then in effect of the American Arbitration Association. Notwithstanding the preceding sentence, nothing in this Agreement shall prevent the Indemnified Party from seeking preliminary injunctive relief from a court of competent jurisdiction pending resolution of any Arbitrable Dispute. Upon resolution of any arbitration described in this clause “(vi),” Purchaser and each Seller, as applicable, subject to the limitations in Section 11.3, shall thereafter take such necessary action to cause the Indemnified Party to be paid the amount set forth in such resolution within 10 Business Days (or such shorter time set forth in the resolution), unless such obligation has been fully satisfied by a reduction of the Earn-Out Amount.

I.Successors and Assigns
This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Sections 7 and 11), in whole or in part, (A) prior to the Closing, to an Affiliate of Purchaser without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that no assignment shall limit or affect Purchaser’s obligations hereunder, which shall remain primary; provided, further, no assignment shall be undertaken that would reasonably be expected to delay in any material respect the attainment of any Consent, and (B) after the Closing, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person provided that Purchaser remains liable for all obligations under this Agreement. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Purchaser and its successors and assigns (if any); (c) the Sellers’ Agent and its successors and assigns (if any); and (d) the Sellers. This Agreement shall not inure to the benefit of any Person other than: (i) the Company; (ii) Purchaser; (iii) the other Purchaser Indemnitees; (iv) the Sellers and the Sellers’ Agent; (v) the other Seller Indemnitees; and (vi) the respective successors and assigns (if any) of the foregoing.
IX.Remedies Cumulative; Specific Performance
Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement: (a) the non-breaching party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

X.Waiver
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
XI.Waiver of Jury Trial
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
XII.Amendments
This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Purchaser and the Sellers’ Agent; and (b) after the Closing Date, on behalf of Purchaser and the Sellers’ Agent (acting exclusively for and on behalf of all of the Sellers).
XIII.Severability
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. If, in any action before any Governmental Entity legally empowered to enforce Section 6.4, any term, restriction, covenant or promise in Section 6.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Entity.
XIV.Parties in Interest
Except for the provisions of Sections 7 and 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Purchaser, the Company, the Sellers, the Sellers’ Agent and their respective successors and assigns (if any).
XV.Entire Agreement
This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.
XVI.Disclosure Schedule
The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Disclosure of any fact or item in the Disclosure Schedule shall not necessarily mean that such item or fact, individual or in the aggregate, is material to the business, results of operations or financial condition of the Company or Business or is an admission of a violation of any Legal Requirement or a breach of a Contract.
XVII.Construction

(a)Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)Ambiguities; Independent Counsel. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Each Seller acknowledges that Durrell Law Group, P.C. has represented the Seller Members, the Company and the Seller’s Agent in connection with the negotiation of the terms and conditions of this Agreement, the other agreements contemplated by the Agreement, and the transactions contemplated by such agreements. Each Seller acknowledges that the Company has recommended that such Seller obtain independent legal and tax advice regarding this Agreement and the transactions contemplated hereby, and that he, she or it has had an adequate opportunity to seek such legal and tax advice.

(c)Interpretation. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (ii) the use of the word “or” shall not be exclusive; and (iii) with respect to any obligation of a Seller, such obligation shall be deemed to be a joint and several obligation of the applicable Seller Member and its Affiliated Sellers, if any.

(d)References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:

Northrim Capital Investment Co.,
an Alaska corporation

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

THE COMPANY:
Residential Mortgage Holding Company, LLC, an Alaska limited liability company
By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

SELLER MEMBERS:
___________________________________________________________
Roger Aldrich

___________________________________________________________
George Porter

___________________________________________________________
Steve Aldrich

Old Pacific Alaska Mortgage Company, Inc., an Alaska corporation
By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

SELLERS’ AGENT:
___________________________________________________________
George Porter

EXHIBIT A
CERTAIN DEFINITIONS
(a)    Definitions. For purposes of this Agreement (including this Exhibit A):
“Acquisition Transaction” means any transaction or series of transactions involving:
(a)    any sale of the all or substantially all of the assets of the Company or Residential Mortgage;
(b)    the issuance, disposition or acquisition of: (i) any Units or other equity security of the Company or Residential Mortgage; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Units or other equity security of the Company or Residential Mortgage; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Unit or other equity security of the Company or Residential Mortgage; or
(c)    any merger, consolidation, business combination, reorganization or similar transaction involving the Company or Residential Mortgage.
“Adjusted Earnings” has the meaning specified in Exhibit C.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agency” means any of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD, USDA Rural Development, the VA or any applicable state agency.
“Applicable Requirements” means and includes, as of the time of reference, with respect to the Company Parties’ origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual obligations of the Company Parties (including any contained in a Mortgage Loan document, any Servicing Agreement or any Agency guides, rules or procedures, including, without limitation, guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).
“Available” means, with respect to any document, that such document shall have been delivered to the Purchaser and its representatives on or prior to the second Business day preceding the date of this Agreement.
“Business” means the business of the Company Parties as currently conducted by the Company Parties.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which banking institutions in Anchorage, Alaska are authorized or required to be closed.
“CFPB” means the Consumer Finance Protection Bureau.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company Accounting Protocols” means GAAP, except as disclosed on Part 2.4(b) of the Disclosure Schedule.
“Company Contract” means any Contract: (a) to which the Company or Residential Mortgage is a party; (b) by which the Company or Residential Mortgage or any of their assets are bound or under which the Company or Residential Mortgage is subject to, any obligation; or (c) under which the Company or Residential Mortgage has any right or interest.

“Company Employee” means any current or former employee, member, independent contractor or manager of the Company Parties, in each case who has provided services to the Company Parties.
“Company Employee Plan” means any plan, program, policy, practice, Contract, whether written or unwritten, providing benefits or compensation to any Company Employee or any beneficiary or dependent thereof that is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute, or otherwise has any potential liability with respect to, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract.
“Company LLC Agreement” means the Operating Agreement for Residential Mortgage Holding Company LLC, dated and effective as of August 21, 2004, as amended by the First Amendment to the Operating Agreement of Residential Mortgage Holding Company LLC, dated and effective as of June 10, 2011, by and among the members party thereto.
“Company Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition (financial or otherwise), assets, Liabilities, operations, results of operations or financial performance of the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole; (b) Purchaser’s right to own the Units; or (c) the ability of the Company or any Seller to perform any of its material covenants or obligations under this Agreement; provided that none of the following Effects shall be deemed to constitute, and none of the following Effects shall be taken into account in determining whether there has been, a Company Material Adverse Effect if, in the case clauses “(i)” through “(iv),” below, such Effects do not disproportionately affect the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole, relative to similarly situated participants in the industry in which the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole, operates: (i) general business or economic conditions that affect the industries in which the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole, operates, (ii) national or international political or social conditions or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any country in which the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole, has material operations, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel thereof, (iii) financial, currency, banking, or securities markets as a whole in the United States and in any country in which the Company (including without limitation, Residential Mortgage, Homestate Mortgage, Sentinel and United Title), taken as a whole, has material operations, (iv) changes to applicable Legal Requirements or changes in GAAP, (v) the taking of any action required by this Agreement and the other agreements contemplated hereby, or (vi) the announcement of the transactions contemplated by this Agreement as a result of the identity of the Purchaser as the acquirer of the Company.
“Company Officer Insurance Policies” means the life insurance policies issued by New York Life Insurance Company and held by the Company on the lives of George Porter and Roger Aldrich.
“Company Parties” means the Company and Residential Mortgage.
“Company Specified Representations” means: (a) the representations and warranties set forth in Sections 2.1 (other than clause “(d)” thereof), 2.3, 2.7, 2.21 and 2.24 of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Confidentiality Agreement” means that letter agreement regarding nondisclosure dated March 21, 2014 between Purchaser and the Company.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws.
“Contract” means any legally binding written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, instrument, note, purchase order, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.
“Damages” includes any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including out-of-pockets costs of investigation) or expense of any nature.
“Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of the Company and prepared in accordance with Section 12.17 of this Agreement.
“Employee Representations” means: (a) the representations and warranties set forth in Sections 2.16(e), (f), (m), (n), and (o); and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto), including, (i) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (vi) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental License” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Subsidiary or other Entity that would be considered a single employer with the Company within the meaning of Section 414 of the Code.
“Fannie Mae” means Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor organization.
“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.
“FHA Insurance” means an insurance policy issued by the FHA with respect to a loan under the applicable section of the National Housing Act, as amended.
“FHA Regulations” means regulations promulgated by HUD under the National Housing Act of 1934, as amended, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Mortgage Loans insured by the FHA, including, without limitation, related handbooks, circulars, notices and mortgagee letters.
“Freddie Mac” means the Federal Home Loan Mortgage Company.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Ginnie Mae” means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States within HUD, or any successor thereto.
“Governmental Authorization” means any permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise provided by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.
“Governmental Entity” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“Homestate Mortgage” means Homestate Mortgage Company, LLC, an Alaska limited liability company.
“HUD” means the United States Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.
“HUD Handbook” means the Regulations promulgated by HUD under the National Housing Act, codified in Title 24 of the Code of Federal Regulations and any subsequent revisions thereto and any other handbook or mortgagee letters, circulars, notices or other issuances issued by HUD applicable to the Mortgage Loans, as amended, modified, updated or supplemented from time to time.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income.
“Income Tax Return” means any Tax Return relating to any Income Tax.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement; (f) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender Consent; and (i) all obligations of the Company, whether interest bearing or otherwise, owed to any securityholder of the Company and or any Affiliate of any securityholder of the Company (other than in connection with the employment of a securityholder by the Company).
“Indemnity Pro Rata Share” means, for any Seller, the fraction (a) having a numerator equal to the aggregate number of Units held by such Seller Member immediately priot to the Closing (or the Seller affiliated with such Seller Member), and (b) having a denominator equal to the total number of Units acquired by the Purchaser under this Agreement.
“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related Mortgaged Property.
“Intellectual Property” means all worldwide intellectual property rights of any kind, including (a) all inventions, patents and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, including all goodwill associated therewith, (c) all copyrights and copyrighted works, and works of authorship including Software, (e) all know-how and confidential business information (including ideas, research and development), and (f) all applications, registrations, renewals, reissuances, continuations, continuations-in-part, divisions, extensions, reexaminations, and foreign counterparts of any of the foregoing.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Investor” means any Person who owns or holds (a) Sold Mortgage Loans, or servicing rights related thereto, sold by the Company Parties or (b) Investor Mortgage Loans serviced by a Company Party.
“Investor Contract” means each Contract set forth at Part 2.9(a)(xxi) of the Disclosure Schedules.
“Investor Mortgage Loan” means any Mortgage Loan serviced by a Company Party pursuant to a Servicing Agreement that was not originated or purchased by the Company Parties, and that has not been repaid or refinanced.
“IRS” means the United States Internal Revenue Service.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or manager of a Company Party.
“Leased Real Property” means the real property in which the Company Parties have a leasehold interest created under a Real Property Lease.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel, and with respect to any hearing, inquiry, audit, examination or investigation solely to the extent the subject of such hearing, inquiry, audit or examination has been provided notice thereof by the applicable Governmental Entity.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, requirement of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Locked Pipeline Loans” means applications in process for Mortgage Loans to be made by a Company Party which have been registered and designated as price protected on the Company Parties’ residential mortgage loan origination system and which have not closed or funded.
“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.
“Mortgage Loan” means any U.S. individual residential (one-to-four family) mortgage loan or other extension of credit secured by an Encumbrance on U.S. real property of a borrower originated, purchased or serviced by a Company Party (which, for avoidance of doubt, may be a Pipeline Loan, charged-off Mortgage Loan, Warehouse Loan, Sold Mortgage Loan or Investor Mortgage Loan, as applicable).
“Mortgage Loan Tape” means an electronic data file setting forth, with respect to the Mortgage Loans being serviced or subserviced by the Company Parties, information in a format mutually agreed to between the Company and the Purchaser.
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, TBA forward contract or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Net Closing Equity Amount” (which can be positive or negative) means: the sum of (i) the dollar amount set forth as “Members’ Equity” on the Company’s consolidated balance sheet, plus (ii) the dollar value of the Company’s deferred tax benefit arising from the Residential Mortgage Deferred Compensation Plan, in each case prepared in accordance with the Company Accounting Protocols and on a “closing of the books” basis.
“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Permits” means, collectively, all licenses, certificates, registrations, consents, Orders, franchises, permits, approvals or other similar authorizations issued, granted or approved by any Agency or Governmental Entity in connection with the operation of the Company, together with all renewals or modifications thereof.
“Permitted Encumbrances” means (a) liens for current Taxes that are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) workers’, carriers’ and mechanics’ or other like Encumbrances imposed by Legal Requirement and incurred in the ordinary course of business, (c) Encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (e) encumbrances or restrictions set forth in the Company LLC Agreement, or (f) Encumbrances to secure obligations under a Warehouse Facility.
“Person” means any individual, Entity or Governmental Entity.
“Pipeline Loans” means those Locked Pipeline Loans and Unlocked Pipeline Loans set forth at Part 2.12(a) of the Disclosure Schedules.
“PMI” means the default insurance provided by private mortgage insurance companies.
“Pre-Closing Tax Return” means any Tax Return of the Company required to be filed for a Tax period ending on or before the Closing Date.
“Pro Rata Share” means, with respect to each Seller, the fraction (i) having a numerator equal to the aggregate number of Units held by such Seller, and (ii) having a denominator equal to the total number of Units acquired under this Agreement.
“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including, following the Closing, the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; (d)  the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Sellers shall not be deemed to be “Purchaser Indemnitees.”
“Purchaser Specified Representations” means the representations and warranties set forth in Sections 4.1 and 4.2 of this Agreement.
“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company Parties hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Parties thereunder.
“Related Party” means: (a) each member who holds more than 1% of the Company; (b) each individual who is, or who has at any time since inception been, an officer or manager of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Residential Mortgage Deferred Compensation Plan” means the Residential Mortgage, LLC Amended and Restated Non-Qualified Deferred Bonus Plan Agreement dated January 1, 2004 and Amended and Restated January 1, 2012.
“Seller Indemnitees” the following Persons: (a) the Sellers; (b) the Sellers’ current and future Affiliates (other than the Company and Residential Mortgage), (c) the respective Representatives of the Persons referred to in clauses

“(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
“Seller Specified Representations” means (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and 3.6 of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Seller Closing Certificates, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Sentinel” means Sentinel, LLC, an Alaska limited liability company
“Serviced Loan” means any Mortgage Loan, chattel loan or other loan for which a Company Party is acting as a servicer under a Servicing Agreement.
“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.
“Servicing Agreement” means, any Contract and any amendments thereto pursuant to which a Company Party is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer to perform any of the foregoing activities, for any Mortgage Loan.
“Servicing Compensation” shall mean all compensation paid to the Company Parties under the Servicing Agreements, or other applicable documents for servicing and administrative duties relating to Sold Mortgage Loans or Investor Mortgage Loans, including, without limitation, all late fees, loss mitigation and modification fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all required reimbursements of Servicing Advances and other ancillary income.
“Servicing Rights” shall mean, with respect to each Serviced Loan, any and all of the following: (a) any and all rights and obligations to service such Serviced Loans; (b) all Servicing Compensation or moneys payable to the Company Parties; (c) all Contracts or documents creating, defining or evidencing any such rights of the Company Parties to the extent they relate to such rights; (d) all escrow payments or other similar payments with respect to such Serviced Loans and any amounts actually collected and held by the Company Parties with respect thereto (to the extent not the property of the related borrower); (e) all accounts and other rights to payments related to any of the property described in this paragraph; and (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Serviced Loan or pertaining to the past, present or prospective servicing of such Serviced Loan and all rights to reimbursement for Servicing Advances.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, websites, web widgets, code and related algorithms, file documentation and all other tangible embodiments thereof.
“Sold Mortgage Loan” means any Mortgage Loan, including Mortgage Loans serviced by a Company Party pursuant to a Servicing Agreement, other than a Warehouse Loan, that was originated or purchased and subsequently sold in a whole loan sale or securitization (whether treated as a sale or not under GAAP) by a Company Party and that has not been repaid or refinanced.
“State Agency” means any state agency or other Governmental Entity with authority to regulate the activities of the Company Parties relating to the origination or servicing of Mortgage Loans or to determine the investment or servicing requirements with regard to Mortgage Loan origination, purchasing, and servicing performed by the Company Parties.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subservicing Agreement” means any Contract and any amendments thereto between a Company Party with a third party under which such third party services and administers Mortgage Loans on behalf of a Company Party.
An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Tax” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (ii) any liability for the payment of amounts determined by reference to amounts described in clause “(i)” as a result of any obligation under any agreement or arrangement, as a result being a transferee or successor, or otherwise.
“Tax Representations” means: (a) the representations and warranties set forth in Section 2.15 of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax, including any claim for refund, amended return or declaration of estimated Tax.
“Treasury Regulations” means the regulations promulgated under the Code, including temporary regulations.
“United Title” means United Title Guarantee, LLC, an Alaska limited liability company.
“Unlocked Pipeline Loans” means applications in process for Mortgage Loans to be made by the Company which have not been registered and designated as price protected on the Company Parties’ residential mortgage loan origination system and which have not closed or funded.
“USDA Rural Development” means the United States Department of Agricultural Rural Development.
“VA” means the United States Department of Veterans Affairs.
“Warehouse Facility” means a revolving credit facility used to finance Warehouse Loans.
“Warehouse Loan” means a Mortgage Loan that is owned or was financed under a Warehouse Facility by a Company Party and is not a Sold Mortgage Loan.

(b)    Index of Defined Terms. The following terms, as used in this Agreement (including this Exhibit A) have the meanings given to them in the section or place indicated below:

Term	Section or Place Where Defined
Accounting Firm	Exhibit C
Accounting Firm Earn-Out Calculations	Exhibit C
Accounting Firm Closing Equity Calculations	Section 1.6(c)(iii)
Acquired Units	Recital B
Adjusted Earnings	Exhibit C
Adjusted Earnings Statement	Exhibit C
Affiliated Seller	Section 2.3(a)
Agreed Amount	Section 12.8(c)(iv)
Agreement	Introduction.
Allocation Schedule	Section 7.4(b)
Arbitrable Dispute	Section 12.8(c)(vi)
Basket Amount	Section 11.3(a)
Charter Documents	Section 2.2
Claim	Section 6.4
Claim Notice	Section 12.8(c)(i)
Claimed Amount	Section 12.8(c)(i)
Closing	Section 1.4
Closing Balance Sheet	Section 1.6(b)
Closing Date	Section 1.5
Closing Date Schedule	Section 1.6(b)
Closing Indebtedness Amount	Section 1.3(b)(i)
Company	Introduction
Company Closing Certificate	Section 8.5(g)
Company Cure Period	Section 10.1(f)
Company Financial Statements	Section 2.4(a)
Contested Amount	Section 12.8(c)(ii)
Dispute Period	Section 12.8(c)(ii)
Earn-Out Deliveries	Exhibit C
Earn-Out Dispute Notice	Exhibit C
Earn-Out Financial Statements	Exhibit C
Earn-Out Payments	Exhibit C
Earn-Out Period	Exhibit C
Earn-Out Representative	Exhibit C
Earn-Out Review Period	Exhibit C
Earn-Out Years	Exhibit C
End Date	Section 10.1(b)
Enumerated Executives	Exhibit C
Existing Financing Facilities	Section 2.9(a)(xv)
Fifth Tier Earn-Out Payment	Exhibit C
First Tier Earn-Out Payment	Exhibit C
FIRPTA	Section 2.15(e)
First Priority Residential Mortgage Loan Business	Exhibit C
Fourth Tier Earn-Out Payment	Exhibit C
Indemnified Party	Section 11.5

Term	Section or Place Where Defined
Indemnifying Party	Section 11.5
Initial Resolution Period	Section 12.8(c)(v)
Interim Financial Statements	Exhibit C
Insider Receivables	Section 2.4(c)
Liability Cap	Section 11.3(d)
Material Contracts	Section 2.9(a)
Per Unit Cash Amount	Section 1.3(b)(ii)
Performance Condition Failure	Exhibit C
Pre-Closing Period	Section 5.1
Preliminary Closing Balance Sheet	Section 1.6(a)
Preliminary Net Closing Equity Amount	Section 1.6(a)
Price Certificate	Section 8.5(f)
Promissory Note	Section 1.3(a)
Purchaser	Introduction
Purchaser Cure Period	Section 10.1(g)
Purchase Price	Section 1.2(a)
Purchaser Underpayment	Section 1.6(d)(ii)
Qualified Claim	Section 11.3(a)
Releasees	Section 6.4
Releasing Parties	Section 6.4
Representative Claim	Section 12.1(e)
Representative Expenses	Section 12.1(e)
Residential Mortgage	Recital A
Response Notice	Section 12.8(c)(ii)
Second Tier Earn-Out Payment	Exhibit C
Seller	Introduction
Seller Closing Certificate	Section 8.5(e)
Seller Member	Introduction
Seller Members	Introduction
Sellers	Introduction
Sellers' Agent	Section 12.1(a)
Significant Holder	Section 2.20(a)
Stipulated Amount	Section 12.8(c)(v)
Targeted Net Closing Equity Amount	Section 1.3(b)(iii)
Third Party Claim	Section 11.5(a)
Third Tier Earn-Out Payment	Exhibit C
Unaudited Interim Balance Sheet	Section 2.4(a)
Units	Recital B
Closing Equity Dispute Notice	Section 1.6(c)(i)
Closing Equity Review Period	Section 1.6(c)(i)
Closing Equity Shortfall	Section 1.6(d)(i)

EXHIBIT B
FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE
DISPOSED OF UNLESS REGISTERED UNDER THAT ACT
OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Northrim Capital Investment Co.

Unsecured Non-Negotiable Promissory Note

$[ ]                                        ___________ ___, 2014
1.Principal. For value received, Northrim Capital Investment Co., an Alaska corporation ( the “Maker”), hereby unconditionally promises to pay to [ ] (the “Payee”) the aggregate principal sum of [ ]($[ ]) (the “Principal”), all in accordance with the terms and conditions of this Unsecured Non-Negotiable Promissory Note (this “Note”).

2.Interest. The Maker hereby unconditionally promises to pay to the order of the Payee interest (“Interest”) calculated on the Outstanding Balance (defined below) at a rate of [ ] percent ( [ ] %) per annum (the “Interest Rate”); provided however, that if any provisions of this Note would require Maker to pay interest at a rate exceeding the highest rate allowed by applicable law, Maker shall instead pay interest under this Note at the highest rate permitted by applicable law. Interest will be calculated on the basis of a year of 365 days, and charged for the actual number of days elapsed.

3.Unit Purchase Agreement. This Note is being executed and delivered pursuant to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated August 6, 2014, by and among the Maker, the Payee and the other parties named therein. This Note constitutes the Purchase Price delivered for [ ] membership units in Residential Mortgage Holding Company, LLC (“RMHC”), which represents [ ] % of the total outstanding membership units in RMHC.

4.Payments of Principal and Interest. The entire unpaid Principal, together with all accrued and unpaid Interest (collectively, the “Outstanding Balance”) shall become due and payable on [ ], 2014 (the “Maturity Date”).

5.Prohibition on Payments prior to Maturity Date. Maker agrees to not pay any portion of either the Principal or any accrued Interest to the Payee on any date prior to the Maturity Date.

6.Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

7.Manner of Payment. Principal, Interest, and all other amounts due under this Note to the Payee will be payable, in U.S. dollars by wire transfer in immediately available funds to the accounts designated by the Payee in writing on the Maturity Date, and, if applicable, the assignment of life insurance policies outlined in Schedule A to this Note.

8.Events of Default. The occurrence of any one or more of the following events with respect to Maker will constitute an event of default hereunder (“Event of Default”):

(a)If Maker fails to pay when due the Principal on this Note and such failure continues for five (5) days; or

(b)If Maker shall fail or omit to perform or observe any covenant, obligation or agreement in this Note or the Purchase Agreement, and such failure is not cured within fifteen (15) days of written notice by Payee.

Maker shall notify Payee orally and in writing promptly (but in no event later than five (5) calendar days) after any officer or director of Maker has knowledge that an Event of Default has occurred.
9.Remedies. Upon the occurrence and during the continuance of an Event of Default, Payee may, at their option, (a) by written notice to Maker, declare the entire unpaid Outstanding Balance of this Note immediately due and payable, or (b) exercise any and all rights and remedies available to them under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker will pay all out-of-pocket, reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees.

10.Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of the Maker be liable for any amounts due or payable pursuant to this Note.

11.General Provisions.

(a)    Non-Negotiability. This Note is non-negotiable and will not be assigned or transferred by Maker or Payee (including by operation of law or otherwise) without the express prior written consent of the other party, and any assignment in contravention of this restriction shall be null and void, except that without the prior written consent of the other party: (i) Payee my assign all of its rights and delegate all of its obligations hereunder to its shareholders (if Payee is a corporation) on a pro rata basis; (ii) Payee may assign any or all of its rights and delegate any and all of its obligations hereunder to one or more of its Affiliates; and (iii) Maker may designate one or more of its Affiliates to perform its obligations hereunder, in which case Maker nonetheless will remain responsible for the performance of all of its obligations hereunder.

(b)    Successors. All of the terms and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, Maker, Payee, and their permitted respective successors and assigns.

(c)Notices. All notices, requests, demands and other communications required or permitted under this Note shall be in writing (which shall include notice by facsimile or e-mail transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by e-mail, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

If to Payee, then to:
[_____________________________]
[_____________________________]
[_____________________________]
Attention:    [_________________]
Telephone:    [_________________]
Facsimile:    [_________________]

with a copy (which shall not constitute notice) to
[_____________________________]
[_____________________________]
[_____________________________]
Attention:    [_________________]
Telephone:    [_________________]
Facsimile:    [_________________]

If to Maker, then to:
Northrim Capital Investment Co.
[_____________________________]
Anchorage, Alaska [_____]
Attention: [____________________]
Facsimile: [____________________]

with a copy (which shall not constitute notice) to:
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention:    Ryan J. York
Telephone:    (206) 757-7178

Any party to this Note may alter the address to which communications are to be sent by giving the other parties to this Note written notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.
(d)Waiver. No failure on the part of the Payee to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any other remedy given hereunder or any remedy existing at law or in equity or by statute or otherwise. Maker waives demand and notice of demand, presentment for payment, protest and notice of protest, notice of dishonor, nonpayment and notice of nonpayment, diligence and all other notices of any kind and, to the full extent permitted by applicable law, the right to plead any statute of limitations as a defense, in connection with the delivery, acceptance, performance, default or enforcement of this Note.
(e)Waiver of Jury Trial. MAKER AND PAYEE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS NOTE. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of this Note, including, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Maker and Payee each further represent and warrant that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE. In the event of an action, this Note may be filed as a written consent to trial by a court.

(f)Headings. The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.
(g)Governing Law. This Note and the performance of the obligations of Maker and Payee hereunder will be governed by and construed in accordance with the laws of the State of Alaska, without giving effect to any choice of law principles.
(h)Amendments. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by the party waiving compliance.
(i)Severability. The provisions of this Note will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that, if any provision of this Note, as applied to any party or to any circumstance, is adjudged by a Governmental Entity, arbitrator, or mediator not to be enforceable in accordance with its terms, Maker and Payee agree that the Governmental Entity, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(j)Expenses. Except as otherwise expressly provided in this Note (including Section 11 hereof) and in the Purchase Agreement, Maker and Payee will each bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Note, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.
(k)Construction. Maker and Payee have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Note.
(l)Replacement. Upon receipt by the Maker of evidence satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Maker, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Maker shall execute and deliver to Payee a replacement promissory note of like tenor and denomination as this Note.
Maker has executed and delivered this Note as of the date first above written.
[Remainder of page intentionally left blank.]

MAKER:
Northrim Capital Investment Co.,
an Alaska corporation

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT C

EARN-OUT PROCEDURES
1.1    Earn-Out.
(a)The Seller Members shall have the right to receive, and Purchaser shall pay to such Persons, additional cash proceeds, based on the performance of the Company as calculated and determined in the manner set forth in this Section 1.1, which additional proceeds shall constitute additional Purchase Price.
(b)If Adjusted Earnings for any Earn-Out Year, are greater than $1,000,000 but less than or equal to $2,000,000, then Purchaser shall pay, in accordance with Section 1.1(l), the Seller Members a total aggregate amount (the “First Tier Earn-Out Payment”) equal to: (i) the product of (A) the amount of Adjusted Earnings in excess of $1,000,000, but less than or equal to $2,000,000 and (B) 0.40.
(c)If Adjusted Earnings for any Earn-Out Year, are greater than $2,000,000 but less than or equal to $3,000,000, then Purchaser shall pay, in accordance with Section 1.1(l), the Seller Members a total aggregate amount (the “Second-Tier Earn-Out Payment”) equal to: (i) the First Tier Earn-Out Payment, plus (ii) the product of (A) the amount of Adjusted Earnings in excess of $2,000,000, but less than or equal to $3,000,000 and (B) 0.50.
(d)If Adjusted Earnings for any Earn-Out Year, are greater than $3,000,000 but less than or equal to $4,000,000, then Purchaser shall pay, in accordance with Section 1.1(l), the Seller Members a total aggregate amount (the “Third-Tier Earn-Out Payment”) equal to: (i) the First Tier Earn-Out Payment, plus (ii) the Second-Tier Earn-Out Payment, plus (iii) the product of (A) the amount of Adjusted Earnings in excess of $3,000,000, but less than or equal to $4,000,000 and (B) 0.70.
(e)If Adjusted Earnings for any Earn-Out Year, are greater than $4,000,000, but less than or equal to $6,000,000, then Purchaser shall pay, in accordance with Section 1.1(l), the Seller Members a total aggregate amount (the “Fourth-Tier Earn-Out Payment”) equal to: (i) the First Tier Earn-Out Payment, plus (ii) the Second-Tier Earn-Out Payment, plus (iii) the Third-Tier Earn-Out Payment, plus (iv) the product of (A) the amount of Adjusted Earnings in excess of $4,000,000, but less than or equal to $6,000,000 and (B) 0.85.
(f)If Adjusted Earnings for any Earn-Out Year are greater than $6,000,000, then Purchaser shall pay a total aggregate amount (the “Fifth-Tier Earn-Out Payment”) equal to: (i) the First Tier Earn-Out Payment, plus (ii) the Second-Tier Earn-Out Payment, plus (iii) the Third-Tier Earn-Out Payment, plus (iv) the Fourth-Tier Earn-Out Payment, plus (v) the product of (A) the amount of Adjusted Earnings in excess of $6,000,000 and (B) 0.55.
(g)Review/Disputes
(i)As soon as reasonably practicable after each Earn-Out Year, but in no event later than forty-five (45) days, following each Earn-Out Year, Purchaser shall (x) prepare or cause to be prepared (A) the Company’s balance sheet and income statement for the applicable Earn-Out Year in accordance with the Company Accounting Protocols (collectively, the “Earn-Out Financial Statements”), (B) a statement (each, an “Adjusted Earnings Statement”) setting forth the amount of Adjusted Earnings (as derived from the Earn-Out Financial Statements and other applicable financial statements of Purchaser and its Affiliates) and the amount of the Earn-Out Payment, if any, for such Earn-Out Year (collectively, the “Earn-Out Deliveries”), and (y) deliver the Earn-Out Deliveries to the Sellers’ Agent who shall be the initial Earn-Out Representative (the “Earn-Out Representative”). If Sellers’ Agent ceases to be an employee of the Company or its Affiliates, the employee of Company or its Affiliates ranked most senior by employment grade who has a right to receive a portion of the Earn-Out Payments shall be the Earn-Out Representative.
(ii)If the Earn-Out Representative disputes the calculation of the Adjusted Earnings for any Earn-Out Year, then the Earn-Out Representative shall deliver a written notice (an “Earn-Out Dispute

Notice”) to Purchaser at any time during the thirty (30) day period commencing upon receipt by the Earn-Out Representative of the applicable Earn-Out Deliveries (the “Earn-Out Review Period”). The Earn-Out Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.
(iii)If the Earn-Out Representative does not deliver an Earn-Out Dispute Notice to Purchaser prior to the expiration of the Earn-Out Review Period, Purchaser’s calculation of the Adjusted Earnings shall be deemed final and binding for all purposes of this Agreement.
(iv)If the Earn-Out Representative delivers an Earn-Out Dispute Notice to Purchaser prior to the expiration of the Earn-Out Review Period, then the Earn-Out Representative and Purchaser shall use reasonable efforts in good faith to reach agreement on the Adjusted Earnings for such Earn-Out Year within the thirty (30) day period commencing upon receipt by Purchaser of the Earn-Out Dispute Notice. If the Earn-Out Representative and Purchaser are unable to reach agreement on the Adjusted Earnings for such Earn-Out Year within such thirty (30) day period, then either Purchaser or the Earn-Out Representative shall submit the unresolved objections to the Accounting Firm, and such firm shall be directed by Purchaser and the Earn-Out Representative to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm: (x) each of Purchaser and the Earn-Out Representative shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation (including any underlying assumptions) of the Adjusted Earnings for such Earn-Out Year, (y) the Accounting Firm shall determine the Adjusted Earnings for such Earn-Out Year in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, within sixty (60) days of such referral) and upon reaching such determination shall deliver a copy of its calculations (the “Accounting Firm Earn-Out Calculations”) to the Earn-Out Representative and Purchaser and (z) the determination made by the Accounting Firm of the Adjusted Earnings for such Earn-Out Year shall be final and binding on all of the parties hereto for all purposes of this Agreement, absent manifest error; provided that such determination shall not affect any rights of Sellers or Purchaser for breaches of this Agreement. The Accounting Firm Earn-Out Calculations shall reflect in detail the differences, if any, between the Adjusted Earnings for such Earn-Out Year reflected therein and the Adjusted Earnings for such Earn-Out Year, as the case may be, set forth in the Earn-Out Deliveries. The fees and expenses of the Accounting Firm shall be borne by the party whose positions generally did not substantially prevail in such determination as determined by the Accounting Firm, or if the Accounting Firm determines that neither party could be fairly found to be the substantially prevailing party, then such fees and expenses shall be borne equally by Purchaser and the Earn-Out Representative.
(h)Financial Statements. During the Earn-Out Period, the Purchaser shall deliver to the Earn-Out Representative, within sixty (60) calendar days after each quarter ending March 31, June 30 and September 30, an unaudited interim income statement and balance sheet (the “Interim Financial Statements”) of the Company for the quarter then ending and indicating year-to-date Adjusted Earnings. The Interim Financial Statements shall be provided for information purposes only and shall not prevent any party from taking a contrary position with respect to the information contained therein.
(i)Access to Information. As soon as reasonably practicable after the delivery of the Earn-Out Deliveries, an authorized representative of the Purchaser shall, if requested by the Earn-Out Representative, meet in person or by telephone with the Earn-Out Representative and its advisors at a mutually agreed time to review the information set forth in such Earn-Out Deliveries. Purchaser shall make available to the Earn-Out Representative (and its representatives), at the sole cost of the Earn-Out Representative, and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review any Earn-Out Deliveries or any matters submitted to the Accounting Firm, subject in each case to such Person’s entry into such agreements with respect to confidentiality and use as may be reasonably requested by Purchaser or its accountants.
(j)Timing of Earn-Out Payments. Purchaser shall pay each Earn-Out Payment, in accordance with Section 1.1(l), no later than (i) if the Earn-Out Representative shall have delivered a written notice to Purchaser of its acceptance of the Purchaser’s calculation of the Earn-Out Payment, forty-five (45)

days after the delivery of such notice to Purchaser, (ii) if the Earn-Out Representative shall not have delivered an Earn-Out Dispute Notice to Purchaser during the applicable Earn-Out Review Period, ten (10) days after the expiration of such Earn-Out Review Period, or (iii) if the Earn-Out Representative shall have delivered an Earn-Out Dispute Notice, ten (10) days after the Accounting Firm shall have delivered the applicable Accounting Firm Earn-Out Calculations to the Earn-Out Representative and Purchaser in accordance with Section 1.1(g).
(k)Setoff. Subject to the limitations set forth in Section 11 of the Agreement, Purchaser shall have the right to withhold and deduct any sum that is owed to any Purchaser Indemnitee under Section 11 or Section 7 of the Agreement (or for which Purchaser has delivered a Claim Notice until such time that the Claim Notice is resolved in accordance with the Agreement) from any Earn-Out Payment otherwise payable to any Seller Member.
(l)Distribution of Earn-Out Payments. Purchaser shall deliver to each Seller Member an amount in cash equal to the applicable Earn-Out Payment (less any Damages owed the Purchaser Indemnitees pursuant to Sections 11.2(a)(i) and 11.2(a)(ii) of the Agreement as finally determined pursuant to Section 11 of the Agreement and any setoff in favor of any Purchaser Indemnitee as provided under Section 1.1(k) of this Exhibit C and Section 11.6 of the Agreement), multiplied by such Seller Member’s Pro Rata Share by wire transfer of immediately available funds in accordance with the wire instructions delivered by Earn-Out Representative.
(m)Post-Closing Covenants of the Purchaser. During the Earn-Out Period, unless otherwise consented to in writing by the Earn-Out Representative and provided that no Performance Condition Failure (as defined below) has occurred with respect to two or more of the Enumerated Executives (as defined below), Purchaser shall not, and shall not cause the Company to:
(i)take any action that (x) is not taken in good faith, (y) is not commercially reasonable and (z) would materially and adversely affect the ability of the Seller Members to receive the Earn-Out Payments; provided, however, that for the avoidance of doubt, this Section 1.1(m)(i) does not qualify any obligation of Purchaser to act or not act pursuant to Sections 1.1 (m)(ii) through (v);
(ii)fail to maintain the Company (or its successor) as a separate entity or business unit or fail to maintain separate financial records for the business conducted by the Company (or its successor) or such business unit for the purposes of calculating Adjusted Earnings;
(iii)fail to operate through the Company or its Affiliates all First Priority Residential Mortgage Loan Business in which the Purchaser or its Affiliates have an interest, provided, however, that there is no requirement to operate through the Company or its Affiliates any second or later priority residential mortgage loan business in which the Purchaser or its Affiliates have an interest;
(iv)fail to act in good faith and use commercially reasonable efforts to provide (or cause its Affiliates to provide) any services to the Company on arms’ length terms and on terms no less favorable than Purchaser or its Affiliates provides to other similarly situated Affiliates of the Purchaser; or
(v)make any changes to the Company’s business model that would, or is reasonably likely to, materially and adversely affect the ability of the Seller Members to receive the Earn-Out Payments.
The Parties acknowledge and agree that no claim may be made for a breach by Purchaser of any covenant in this Section 1.1(m) unless: (i) the Earn-Out Representative shall have notified Purchaser in writing of such breach or alleged breach within thirty (30) days of the Earn-Out Representative’s having learned of the facts constituting such breach or alleged breach and (ii) Purchaser shall have failed to cure such breach or alleged breach within thirty (30) days of its receipt of such notice from the Earn-Out Representative. If the parties cannot agree on whether the action would be a breach of Section 1.1(m) following at least thirty (30) days of good faith negotiations then such dispute shall be settled by binding arbitration in accordance with the procedures set forth under the commercial rules then in effect of the American Arbitration Association. Notwithstanding anything contained herein to the contrary, no Party shall be entitled to injunctive relief or any nonmonetary remedy against Purchaser in connection with Purchaser’s breach (including any willful or intentional breach) of Section 1.1(m), it being understood and agreed that the sole and exclusive remedy for any such breach by Purchaser shall be an action for monetary Damages (including reasonable attorneys’ fees) that would compensate the Sellers for the amount of the Earn-Out Payments that otherwise would have been payable if such breach by Purchaser had not occurred. If the gross negligence, willful misconduct or breach of duties and responsibilities of any Seller causes a breach of the covenants and agreements contained in this Section 1.1(m) by Purchaser, then no Party shall be entitled to any remedy for such breach.
1.2.    Conditions to Receipt of Earn-Out Payments. Notwithstanding anything contained herein to the contrary, Purchaser’s obligation to make the Earn-Out Payments shall cease immediately for the then current Earn-Out Year and the remainder of the Earn-Out Period if two or more of the following Seller Members, George Porter, Roger Aldrich or Steve Aldrich (the “Enumerated Executives”), shall have: (i) terminated their employment with the Company or its Affiliates without “good reason” (as such term is defined in the executive employment agreement entered into between such Enumerated Executive and the Company or its Affiliates); (ii) shall have been terminated by the Company or its Affiliates for “cause” (as such term is defined in the executive employment agreement entered into between such Enumerated Executive and the Company or its Affiliates); (iii) died; or (iv) suffered any mental or physical disability, which prevents the Enumerated Executive from performing the essential functions of a professional and executive employee, either with or without a reasonable accommodation (each, a “Performance Condition Failure”).
1.3    No Employment Rights. Nothing contained in this Exhibit C shall be construed or deemed to require the Company or any of its Affiliates to continue the employment of the Seller Members for any period.
1.4    Defined Terms.
“Accounting Firm” means the Anchorage, Alaska office of a nationally recognized accounting firm agreed to by Purchaser and the Earn-Out Representative.
“Adjusted Earnings” means, with respect to the Company, the sum (without duplication) of the following, determined in accordance with the Company Accounting Protocols: pre-tax earnings of the Company, net of any annual bonus based on earnings of the Company paid to Steve Aldrich or David Broline, excluding any pre-tax earnings related to any business or entity acquired by the Company during the Earn-Out Period and treating any intracompany transactions between the Company or its Affiliates and an acquired business or entity as though such transactions had occurred between unrelated parties on arm’s length terms; provided, that the following items shall be excluded from the calculation of pre-tax earnings of the Company: (i) any Damages paid to the Purchaser Indemnitees under Section 11.2(a)(i) or Section 11.2(a)(ii) of the Agreement as finally determined pursuant to Section 11 of the Agreement; and (ii) the underlying Damages incurred or paid by the Company giving rise to a payment to the Purchaser Indemnitees under Section 11.2(a)(i) or Section 11.2(a)(ii) of the Agreement.
“Earn-Out Payments” means the First-Tier Earn-Out Payment, Second-Tier Earn-Out Payment, Third-Tier Earn-Out Payment, the Fourth-Tier Earn-Out Payment, and the Fifth-Tier Earn-Out Payment, if any.
“Earn-Out Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
“Earn-Out Years” means each rolling twelve (12) month period within the Earn-Out Period, in each case beginning on the Closing Date or anniversary date of the Closing Date and ending on the subsequent anniversary date of the Closing Date.

“First Priority Residential Mortgage Loan Business” means origination of 1-4 family mortgages for sale to the secondary market.
Any time the term “Company” is used in this Exhibit C it shall be deemed to mean the Company, any successor entity to the Company or any separate business division of Purchaser or any of its Affiliates that has acquired the business of the Company.

ANNEX I TO EXHIBIT C
EXAMPLE
If the Adjusted Earnings in an Earn-Out Year are $7,400,000, Purchaser will pay a total aggregate Earn-Out Amount to the Seller Members in such Earn-Out Year equal to $4,070,000.
The example Earn-Out Amount above is derived by:
(i) a First-Tier Earn-Out Payment of $400,000 (40% times $1,000,000, which is the incremental amount of the Adjusted Earnings greater than $1,000,000, but less than $2,000,000); plus
(ii) a Second-Tier Earn-Out Payment of $500,000 (50% times $1,000,000, which is the incremental amount of the Adjusted Earnings greater than $2,000,000, but less than $3,000,000); plus
(iii) a Third-Tier Earn-Out Payment of $700,000 (70% times $1,000,000, which is the incremental amount of the Adjusted Earnings greater than $3,000,000, but less than $4,000,000); plus
(iv) a Fourth-Tier Earn-Out Payment of $1,700,000 (85% times $2,000,000, which is the incremental amount of the Adjusted Earnings greater than $4,000,000, but less than $6,000,000); plus
(v) a Fifth-Tier Earn-Out Payment of $770,000 (55% times $1,400,000, which is the incremental amount of Adjusted Earnings greater than $6,000,000).

EXHIBIT D

FORM OF UNIT ASSIGNMENT

UNIT ASSIGNMENT

FOR VALUE RECEIVED, _______________________________________ (the “Assignor”) hereby sells, assigns and transfers unto _____________________________, _____________ Membership Units of Residential Mortgage Holding Company, LLC (the “Company”), standing in Assignor’s name on the books of the Company and does hereby irrevocably constitute and appoint _________________________ to transfer such units on the books of the Company with full power of substitution in the premises.
Dated: _________________, 2014
[Assignor]

By:
Name:
Title: